UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Invacare Corporation

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Invacare Corporation

One Invacare Way

Elyria, Ohio 44035

April 9, 2008

To the Shareholders of

INVACARE CORPORATION:

This year’s Annual Meeting of Shareholders will be held at 10:00 A.M. (EDT), on Thursday, May 22, 2008, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on Invacare’s activities and you will have an opportunity to ask questions about its operations.

We hope that you are planning to attend the annual meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

Sincerely yours,

A. MALACHI MIXON, III

Chairman and

Chief Executive Officer

Invacare Corporation

Notice of Annual Meeting of Shareholders

To Be Held On May 22, 2008

The Annual Meeting of Shareholders of Invacare Corporation (the “Company”) will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 22, 2008, at 10:00 A.M. (EDT), for the following purposes:

1.	To elect four directors to the class whose three-year term will expire in 2011;

2.	To consider and vote upon an amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate certain supermajority voting requirements;

3.	To ratify the appointment of Ernst & Young LLP as our independent auditors for our 2008 fiscal year;

4.	To consider and vote upon two shareholder proposals, if properly presented at the annual meeting; and

5.	To transact any other business as may properly come before the annual meeting.

Holders of common shares and Class B common shares of record as of the close of business on Thursday, March 27, 2008 are entitled to vote at the annual meeting. It is important that your shares be represented at the annual meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Shareholders who attend the annual meeting may revoke their proxy and vote in person.

By Order of the Board of Directors,

DALE C. LAPORTE

Secretary

April 9, 2008

The Proxy Statement and the 2007 Annual Report are also available at www.invacare.com/annualreport.

Invacare Corporation

Proxy Statement

For the Annual Meeting of Shareholders

May 22, 2008

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invacare for use at the Annual Meeting of Shareholders to be held on May 22, 2008 and any adjournments or postponements that may occur. The time, place and purposes of the annual meeting are set forth in the Notice of Annual Meeting of Shareholders, which accompanies this proxy statement. This proxy statement is being mailed to shareholders on or about April 9, 2008.

Who is paying for this proxy solicitation?

We will pay the expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy. In addition to the solicitation of proxies by mail, our directors, officers or employees, without additional compensation, may make solicitations personally and by telephone. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Invacare has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement of certain disbursements and expenses. Invacare has also agreed to indemnify Georgeson Inc. against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

Who is entitled to vote?

Only shareholders of record at the close of business on March 27, 2008, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. On this record date, there were 30,965,784 common shares and 1,110,565 Class B common shares outstanding and entitled to vote.

How many votes do I have?

On each matter to be voted on, you have one vote for each outstanding common share you own as of March 27, 2008 and ten votes for each outstanding Class B common share you own as of March 27, 2008.

How do I vote?

If you are a shareholder of record, you can vote in person at the annual meeting or you can vote by signing and mailing in your proxy card in the enclosed envelope. If you are a shareholder of record, the proxy holders will vote your shares based on your directions.

If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote “FOR” each of the director nominees named in proposal 1, “FOR” proposals 2 and 3, and “AGAINST” proposals 4 and 5 and will use their discretion on any other proposals and other matters that may be brought before the annual meeting.

If you hold common shares through a broker or nominee, you may vote in person at the annual meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

How do I vote my common shares held in the Invacare Retirement Savings Plan?

If you are a participant in the Invacare Retirement Savings Plan, the voting instruction card should be used to vote the number of common shares that you are entitled to vote under the plan. If you do not vote timely, your shares will not be counted.

What are the voting recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“For” the election of the four nominated directors to the class whose three-year term will expire in 2011;

•	“For” the amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate certain supermajority voting requirements;

•	“For” ratifying the appointment of Ernst & Young LLP as our independent auditors for our 2008 fiscal year; and

•	“Against” both of the shareholder proposals.

What vote is required to approve each proposal?

Except as otherwise provided by Invacare’s amended and restated articles of incorporation or code of regulations, or required by law, holders of common shares and Class B common shares will at all times vote on all matters, including the election of directors, together as one class. The holders of common shares and Class B common shares will vote together as one class on all five proposals described in this proxy statement. No holder of shares of any class has cumulative voting rights in the election of directors.

•

Election of Directors (Proposal No. 1).    The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors.

•

Approval and adoption of the amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate certain supermajority voting requirements (Proposal No. 2).    The approval and adoption of the amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate certain supermajority voting requirements requires the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Company. A proxy card marked as “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as a vote “Against” this proposal.

•	Ratification of Auditors (Proposal No. 3). Ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of the holders of a majority of the votes cast. A proxy card marked as “Abstain” with respect to the ratification of the appointment of Ernst & Young LLP will not be voted, although it will be counted for purposes of determining the number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the ratification.

•

Shareholder Proposals (Proposal No. 4 and 5).    If properly presented at the annual meeting, the approval of each of the shareholder proposals requires the affirmative vote of a majority of the votes cast. A proxy card marked as “Abstain” with respect to each of the shareholder proposals will not be voted, although it will be counted for purposes of determining the number of shares entitled to vote. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the approval of the shareholder proposals.

What constitutes a quorum?

A quorum of shareholders will be present at the annual meeting if at least a majority of the aggregate voting power of common shares and Class B common shares outstanding on the record date are represented, in person or by proxy, at the annual meeting. On the record date, 42,071,434 votes were outstanding; therefore, shareholders representing at least 21,035,718 votes will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

Can I revoke or change my vote after I submit a proxy?

Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the annual meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary, or by attending the annual meeting and voting in person. You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy; rather you must notify an Invacare representative at the annual meeting of your desire to revoke your proxy and vote in person.

Can I access the Notice of Annual Meeting, Proxy Statement and the 2007 Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2007 Annual Report are available on the Internet at www.invacare.com/annualreport. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125.

If you hold your shares in a bank or brokerage account, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the annual meeting, four directors will be elected to serve a three-year term until the annual meeting in 2011 or until their successors have been elected and qualified. Each of the nominees is presently a director of Invacare and has indicated his or her willingness to serve another term as a director if elected. If any nominee should become unavailable for election, which is not currently expected, it is intended that the shares represented by proxy will be voted for any substitute nominee(s) as may be named by the Board of Directors. In no event will the proxy holders vote for more than four nominees or for persons other than those named below and any substitute nominee for any of them.

Nominees for Terms Expiring in 2011

Michael F. Delaney, 59, has been a director since 1986. Since 1983, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, a national veterans’ service organization in Washington, D.C. In October 2003, Mr. Delaney’s title changed to Development Officer, Corporate Marketing.

C. Martin Harris, M.D., 51, has been a director since 2003. Since 1996, Dr. Harris has been the Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation in Cleveland, Ohio and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine. Additionally, since 2000, he has been Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the Internet. Nationally, Dr. Harris serves as the Chairman of the National Health Information Infrastructure (NHII) Task Force of the Healthcare Information and Management Systems Society (HIMSS), the largest information and management systems society in the world. He is also the Chairman of the Foundation Board for the e-Health Initiative, a public policy and advocacy group that encourages the interoperability of information technology in healthcare.

Bernadine P. Healy, M.D., 63, has been a director since 1996. Dr. Healy has been a columnist and Health Editor for U.S. News & World Report since September 2002. She has served on The President’s Council of Advisors on Science and Technology (PCAST) since 2001, and served as a chair of the Ohio Commission to Reform Medicaid in 2003. Dr. Healy was President and CEO, American Red Cross from September 1999 to December 2001. From 1995 to August 1999, Dr. Healy served as the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio and is a director of Ashland, Inc. (NYSE), Covington, Kentucky, a company in specialized chemicals; The Progressive Corporation (NYSE), Cleveland, Ohio, an automobile insurance company; and National City Corporation (NYSE), Cleveland, Ohio, a financial holding company with assets over $100 billion, providing a full range of banking and financial services.

A. Malachi Mixon, III, 67, has been a director since 1979. Mr. Mixon has been Chief Executive Officer since 1979 and Chairman of the Board since 1983 and also served as President until 1996, when Gerald B. Blouch, Chief Operating Officer, was elected as our President. Mr. Mixon serves as a director of The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world’s leading academic medical centers.

Invacare’s Board of Directors recommends that shareholders vote “FOR” the election of the four directors to the class whose three-year term will expire in 2011.

Directors whose Terms Will Expire in 2009

James C. Boland, 68, has been a director since 1998 and was appointed as Invacare’s Lead Director in February 2008. Mr. Boland, prior to his retirement in 2007, served as President, Chief Executive Officer and Vice Chairman of the Cavaliers Operating Company, LLC (formerly Cavaliers/Gund Arena Company) operator of the Cleveland Cavaliers professional basketball team and Quicken Loans Arena. Prior to his time with the Cavaliers, Mr. Boland served for 22 years as a partner of Ernst & Young LLP in various roles, including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996, and as Vice Chairman of National Accounts from 1997 to his retirement from the firm in 1998. Mr. Boland also is a director of The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products and The Goodyear Tire & Rubber Company (NYSE), Akron, Ohio, one of the world’s leading manufacturers of tires and rubber products.

Gerald B. Blouch, 61, has been President and a director of Invacare since November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman-Invacare International since December 1993. Previously, Mr. Blouch was President-Homecare Division from March 1994 to December 1994 and Senior Vice President-Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of Invacare from May 1990 to May 1993 and Treasurer of Invacare from March 1991 to May 1993.

William M. Weber, 68, has been a director since 1988. In August 2005, Mr. Weber became President and CEO of Air Enterprises L.L.C., which designs and manufactures custom high end air handling equipment for critical areas in the hospital, drug and educational markets. Mr. Weber also serves as a director of Air Enterprises L.L.C. From 1994 to 2005, Mr. Weber was President of Roundcap L.L.C. and a principal of Roundwood Capital L.P., a partnership that invested in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

Directors whose Terms Will Expire in 2010

John R. Kasich, 55, has been a director since 2001. Mr. Kasich is a Managing Director of Lehman Brothers’ investment banking group. He spent 18 years as a member of the House of Representatives of the United States Congress, and served as head of the House Budget Committee from 1995 to 2000. He was the chief architect of the Balanced Budget Act of 1997, which eliminated the federal budget deficits. As a committee chairman, he was the House’s top negotiator with the White House over details of the plan, setting spending limits for all federal government agencies and cutting taxes. Mr. Kasich serves as a director of Worthington Industries, Inc. (NYSE), Columbus, Ohio, a diversified steel processor that focuses on steel processing and metals-related businesses. Mr. Kasich is also a contributor to the Fox News Channel.

Dan T. Moore, III, 68, has been a director since 1980. Mr. Moore has been President of Dan T. Moore Co. since 1979 and is Chairman of seven advanced materials manufacturing companies: Flow Polymers, Inc., Soundwich, Inc., Team Wendy LLC, Impact Ceramics LLC, Allegiant Medical LLC, Tennessee Iron Products and ePIFNI/SONIC. He is a director of Hawk Corporation (AMEX), Cleveland, Ohio, a supplier of friction products for brakes, clutches, and transmissions used in aerospace, industrial and specialty applications, and is a director of Park-Ohio Holdings Corp (NasdaqNM), Cleveland, Ohio, a provider of supply chain logistics and a manufacturer of engineered products. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation.

Joseph B. Richey, II, 71, has been a director since 1980. Mr. Richey has been President-Invacare Technologies and Senior Vice President-Electronic and Design Engineering since 1992. Previously, Mr. Richey was Senior Vice President-Product Development from 1984 to 1992, and Senior Vice President and General Manager-North American Operations from September 1989 to September 1992. Mr. Richey also serves as a director of Steris Corporation (NYSE), Cleveland, Ohio, a manufacturer and distributor of medical sterilizing equipment and is a member of the Board of Trustees for Case Western Reserve University and The Cleveland Clinic Foundation.

General James L. Jones, 64, has been a director since March 2007. General Jones was commissioned into the Marine Corps in 1967, served in Vietnam as a platoon and company commander and became Commandant of the Marine Corps in 1999. General Jones graduated from the National War College in 1985 and later served as Military Assistant to the U.S. Secretary of Defense. General Jones recently retired as Supreme Allied Commander of NATO (North Atlantic Treaty Organization) and Commander of the United States European Command. General Jones has a Bachelor of Science degree and Honorary Doctorate from Georgetown University. General Jones also is a director of The Boeing Company (NYSE), Chicago, Illinois, one of the world’s major aerospace firms, and Cross Match Technologies, Inc., Palm Gardens, Florida, a global provider of biometric technologies.

APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S AMENDED

AND RESTATED ARTICLES OF INCORPORATION

(Proposal No. 2)

The Board of Directors has concluded that it is advisable and in the best interests of the Company and its shareholders to adopt a certificate of amendment (the “Amendment”) to remove certain supermajority vote provisions in the Company’s Amended and Restated Articles of Incorporation, as amended (the “Charter”). The Amendment initially was recommended to the Board after careful consideration by the Compensation, Management Development and Corporate Governance Committee of the Board (the “Compensation Committee”), a committee comprised of independent directors, as part of its continuing review of corporate governance matters and in response to input received from a Company shareholder.

A shareholder of the Company submitted a proposal to be voted upon at the annual meeting requesting that the Company take the steps necessary to remove the supermajority vote provisions from the Company’s charter documents. The shareholder withdrew the proposal based on the Board of Directors’ decision to submit this proposal to remove certain supermajority vote provisions in the Charter. The Company will furnish to any person, orally or in writing as requested, the name and address of, and the number of Common Shares held by, the shareholder proponent promptly upon any written or oral request.

Under Section (b) of Article VI of the current Charter, the affirmative vote of at least two-thirds of the then-outstanding voting power of the Company is required for the approval of certain business combination transactions and arrangements with shareholders who beneficially own ten percent (10%) or more of the voting power of the Company (“10% shareholders”). This supermajority vote requirement does not apply if (1) the transaction or arrangement has been approved and recommended by the Board of Directors prior to the acquisition by the shareholder of the 10% interest in the Company, and (2) the terms of any inducements made to officers or directors of the Company, if any, which are not made available to all shareholders have been disclosed to all shareholders. The Amendment removes these supermajority voting provisions from the Charter by deleting Section (b) of Article VI.

Although the Amendment does not have any anti-takeover effect, shareholders should be aware that certain other provisions of Ohio law, other sections of the Company’s Code of Regulations and Charter and other regulatory requirements will continue to have certain anti-takeover effects notwithstanding the Amendment, and in certain circumstances, create impediments which may frustrate or delay persons seeking to effect a takeover or otherwise gain control of the Company. In determining whether the Amendment is in the best interests of the Company’s shareholders, the Compensation Committee and the Board of Directors considered arguments for and against the supermajority vote requirement that was adopted by the Board and the shareholders in 1987. Each of the Compensation Committee and the Board considered the original purpose of these supermajority vote provisions and believes that, in the ensuing years, the current Charter provision helped to protect the Company and its shareholders against self-interested actions by one or more large shareholders and encouraged a person making an unsolicited bid for the Company to negotiate with the Board. However, the Compensation Committee and the Board also considered the other safeguards currently in place which also protect the Company and its shareholders against these self-interested actions and concluded that the remaining safeguards are sufficient to accomplish this purpose. The Compensation Committee and the Board also took into consideration the views of certain institutional shareholders who believe that these provisions are inconsistent with principles of good corporate governance in that they limit shareholders’ ability to participate effectively in corporate decisions. After this review, and upon the recommendation of the Compensation Committee, the Board has determined that it is appropriate and in the best interests of the Company and its shareholders to eliminate these supermajority voting provisions.

We are asking our shareholders to approve and adopt the Amendment. The proposed changes to the Company’s Charter contained in the Amendment are set forth in Appendix A to this proxy statement, with deletions indicated by strike-outs. This proposal requires the affirmative vote of at least two-thirds of the outstanding voting power of the Company. If shareholders approve this proposal, it will be effected by the filing of a Certificate of Amendment with the Secretary of State of the State of Ohio promptly after the Annual Meeting.

The Company’s Board of Directors recommends that shareholders vote “FOR” the approval and adoption of the Amendment to the Amended and Restated Articles of Incorporation.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 3)

The Audit Committee has appointed Ernst & Young LLP to continue as our independent auditors and to audit our financial statements for the year ended December 31, 2008. The Audit Committee and the Board of Directors are asking you to ratify this appointment. During the year ended December 31, 2007, Ernst & Young LLP served as our principal auditors and provided tax and other services. See “Independent Auditors.” Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Invacare’s Board of Directors recommends that shareholders vote “FOR”

the ratification of the appointment of Ernst & Young LLP as our independent auditors.

SHAREHOLDER PROPOSALS

We expect the following proposals (Proposals 4 and 5 on the proxy card) to be presented by certain shareholder proponents (or the shareholder’s designated proxy or representative) at the annual meeting. The Company will furnish to any person, orally or in writing as requested, the name and address of, and the number of Common Shares held by, the shareholder proponents promptly upon any written or oral request. The shareholder proposals set forth below contain assertions about the Company and other matters that we believe are incorrect. We have not attempted to refute all of these inaccuracies. The Board of Directors has recommended a vote against these proposals for the broader policy reasons set forth following each proposal. For the reasons stated, the Board of Directors does not support these proposals.

SHAREHOLDER PROPOSAL ON DECLASSIFYING THE BOARD OF DIRECTORS

(Proposal No. 4)

For the second consecutive year, a group of related shareholders has given notice that it intends to present the proposal set forth below for action at the annual meeting.

Shareholder Proposal

“BE IT RESOLVED, that the stockholders of Invacare Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.”

The following statement was submitted in support of the resolution:

“We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”

Statement of Board of Directors

Opposing Shareholder Proposal

The Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal. This identical proposal was presented to shareholders at the 2007 Annual Meeting and was not approved. The Board of Directors does not believe that this proposal will promote the best interests of the Company or its shareholders.

The Company’s Code of Regulations provides for the election of directors in three classes. Each class serves for a term of three years, with one class, constituting approximately one-third of the Board of Directors, being elected each year at the Company’s annual meeting of shareholders.

The election of directors by classes assures that approximately two-thirds of the Board will have prior experience with and knowledge of Invacare. This provides needed continuity and solid knowledge of the Company’s business and the industry in which it operates. Directors familiar with Invacare are able to provide informed oversight of corporate policies and the perspective necessary for the orderly development of sound, long-term strategic planning. An abrupt change in the Board of Directors could impair Invacare’s progress in achieving its long-term strategic goals.

It is important that Invacare’s employees, shareholders, customers and suppliers, as well as others with whom the Company does business, are able to rely on the continuity and stability of the Company’s corporate policies.

The Board of Directors strongly believes that a classified board structure greatly reduces the Company’s vulnerability to certain potentially abusive takeover tactics and encourages potential acquirers to enter into arm’s length negotiations with experienced directors as opposed to a few large shareholders. The Board notes that Invacare is in the process of recovering from recent downturns in earnings and stock price brought about by external market forces, and may be particularly vulnerable at this time to abusive takeover tactics by opportunistic acquirers that seek to purchase companies at reduced prices only to turn around and sell those companies at a profit after those businesses have regained their strength. The ability to resist abusive takeover tactics allows the Board of Directors to consider how best to preserve Invacare’s long-term value to shareholders as well as its relationships with its customers, suppliers and employees around the globe. A classified board gives the Board of Directors the opportunity to review any takeover proposal, study appropriate alternatives and achieve the best long-term results for all shareholders, both large and small.

The Board of Directors believes that directors elected to a classified board are no less accountable or responsive to shareholders than they would be if elected annually. The same standards of performance apply to all directors regardless of the term of service. Invacare’s Code of Regulations permits the removal of directors for cause by majority vote at any special meeting of shareholders properly called for that purpose, subject to certain limitations as described in the Code of Regulations. Accordingly, you have the opportunity as shareholders to express your views regarding the Board’s performance and to influence its composition by voting at each annual election of directors and through the removal procedures permitted by Invacare’s Code of Regulations.

The Board of Directors unanimously recommends that shareholders vote “AGAINST”

the adoption of this Shareholder Proposal (Proposal No. 4).

SHAREHOLDER PROPOSAL ON MAJORITY VOTING FOR ELECTION OF DIRECTORS

(Proposal No. 5)

A shareholder has given notice that it intends to present the proposal set forth below for action at the Annual Meeting.

Shareholder Proposal

“RESOLVED: That the shareholders of Invacare Corporation (the “Company”) hereby request that the board of directors amend the Company’s governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation.”

The following statement was submitted in support of the resolution:

“Invacare Corporation uses a “plurality vote” standard to elect directors. What this means is that in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely “withhold” support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.

This proposal asks the Board to adopt a “majority vote” policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast “for” a nominee must exceed the number of votes cast “against” a nominee. If the only options are to vote “yes” or to “withhold” support, then a “withhold” vote would count as a vote “against” the nominee.

In our view, an effective majority vote policy should also require incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that “vacancy” until his or her successor is chosen.

Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.

Majority voting has been adopted by dozens of companies in recent years. In our view, such a “majority vote” standard in director elections would give shareholders a more meaningful role in the director election process. We believe that Invacare should make appropriate changes to its governing documents to empower shareholders here.

We urge your support for this important director election reform.”

Statement of Board of Directors

Opposing Shareholder Proposal

The Board of Directors recommends that you vote AGAINST this proposal because, in the Board’s view, the proposed change is unnecessary and has the potential to disrupt Invacare’s corporate governance processes. Moreover, making this fundamental change right now would be premature.

The system of plurality voting, which the proponent seeks to replace, has long been the accepted system among major U.S. companies, and the rules governing plurality voting are well known and understood. Prior to January 1, 2008, Ohio law did not permit majority voting in the election of directors and, even today, plurality voting for director elections continues to be the default system under Ohio law and most other state corporate laws.

Using the longstanding and previously-mandated plurality voting standard, our shareholders have always elected extremely qualified and experienced directors with the highest level of personal and professional ethics, integrity and values. All of Invacare’s non-management directors and director nominees qualify as “independent” under the New York Stock Exchange independence standards. Invacare’s Audit Committee, its Compensation, Management Development and Corporate Governance Committee and its Nominating Committee, which is responsible for recommending our director nominees, are each composed entirely of independent directors. During the last five years, no nominee for election as a director of Invacare has received affirmative votes of less than 90% of the votes cast at an annual meeting.

The proposed change would raise difficult issues and have potentially disruptive consequences. Under Ohio law, a director serves until a successor is elected, or until the director’s earlier resignation, removal from office, or death. If this proposal is adopted, an incumbent director who does not receive a majority vote will be required to resign from the Board of Directors. If the resignation of an incumbent director is accepted by the Board, the resignation will result in a vacancy on the Board of Directors, and the Board of Directors would be responsible for appointing someone to fill the resulting vacancy. In the event that a non-incumbent director in an uncontested election failed to receive a majority vote for election, a vacancy would also result, which would be filled by the directors, not shareholders. Having the Board appoint directors is less democratic than having shareholders elect them by plurality vote.

The Board is also concerned that this proposal will make it more difficult to attract and retain the best director candidates. During the past eleven years, Invacare has been fortunate to add five new directors who were, respectively, the former Vice Chair of a major international accounting firm, the former Chair of the Budget Committee of the United States House of Representatives, the former Dean of The Ohio State University Medical School and former President of the American Red Cross, the head of information technology at one of the world’s foremost health care institutions and the former Supreme Allied Commander of NATO. Each of these prominent individuals was recruited to fill a particular need on the Board and the Board believes that the Company has benefited immensely from their contributions. If this proposal is approved, the Board believes that there would be a significant risk that future director elections would attract organized opposition from so-called activist shareholders who, in the Board’s view, would likely be seeking to further their own agendas instead of promoting the long-term best interests of Invacare. The possibility that these efforts might succeed in denying a nominee the necessary majority vote and thereby trigger a requirement for what could be an embarrassing public resignation poses, in the opinion of the board, a threat to the Company’s continuing ability to attract and retain director candidates with credentials equivalent to those of recent additions to Invacare’s Board.

Governmental entities, scholars and corporations, including Invacare, continue to research the desirability and mechanics of implementing a change to the voting standard for director elections. We recognize that over the past year other companies have voluntarily initiated various changes in their director election requirements. In the view of the Board, a consensus has not yet developed, however, as to the most workable solution.

We will continue to monitor developments and be prepared to take whatever action we believe is appropriate to further our longstanding commitment to good corporate governance. At this point in time, however, we believe that the proposed change would raise many difficult issues and perhaps have unintended, unforeseen, unnecessary and potentially harmful consequences for our shareholders. Accordingly, we recommend that you vote against this proposal.

The Board of Directors unanimously recommends that shareholders vote “AGAINST”

the adoption of this Shareholder Proposal (Proposal No. 5).

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

Who are the largest holders of Invacare’s outstanding common shares and what is their total voting power?

The following table shows, as of February 22, 2008, the share ownership of each person or group known by Invacare to beneficially own more than 5% of either class of common shares of Invacare:

	Common Shares Beneficially owned		Class B Common Shares Beneficially owned*
Name and business address of beneficial owner	Number of Shares	Percentage	Number of shares	Percentage	Percentage of total voting power beneficially owned
A. Malachi Mixon, III One Invacare Way, Elyria, Ohio 44035(1)	2,403,364	7.2%	703,912	63.4%	21.2%
Joseph B. Richey, II One Invacare Way, Elyria, Ohio 44035(2)	828,833	2.6%	376,262	33.9%	10.6%
Barclays Global Investors (Deutschland) AG Apianstrasse 6 D-85774 Unterfohring, Germany(3)(4)	2,755,673	8.6%	—	—	6.4%
Wellington Management Company, LLP 75 State Street, Boston, MA 02109(3)(5)	2,221,864	6.9%	—	—	5.1%
Bank of America Corporation 100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, NC 28255(3)(6)	1,718,823	5.4%	—	—	4.0%
NFJ Investment Group LP 2100 Ross Avenue, Suite 700, Dallas, TX 75201(3)(7)	1,669,600	5.2%	—	—	3.9%

*	All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)	Includes 1,375,325 common shares that may be acquired upon the exercise of stock options during the 60 days following February 22, 2008. For purposes of calculating the percentage of outstanding common shares beneficially owned by Mr. Mixon and his percentage of total shares beneficially owned, the common shares which he had the right to acquire during that period by exercise of stock options are considered to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon also includes (i) 18,539 common shares owned by the trustee for Invacare Retirement Savings Plan, (ii) 307,149 common shares owned of record by Mr. Mixon’s spouse, (iii) 24,576 common shares owned by the trustee for a 1997 grantor retained annuity trust created by Mr. Mixon, and (iv) 24,577 common shares owned by the trustee for a 1997 grantor retained annuity trust created by Mr. Mixon’s spouse. Mr. Mixon disclaims beneficial ownership of the shares held by his spouse and the grantor retained annuity trusts created by the reporting person’s spouse.

(2)	Includes 166,850 common shares, which may be acquired upon the exercise of stock options during the 60 days following February 22, 2008. For purposes of calculating the percentage of outstanding common shares beneficially owned by Mr. Richey and his percentage of total shares beneficially owned, the common shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3)	The number of common shares beneficially owned is based upon a Schedule 13G or 13G/A filed by the holder with the SEC to reflect share ownership as of December 31, 2007.

(4)	Number of shares owned is based solely on a Schedule 13G dated January 10, 2008. The Schedule 13G reports that Barclays Global Investors (Deutschland) AG (“Barclays”) may be deemed to be the beneficial owner of 2,755,673 common shares as a result of acting as investment adviser to or manager of various investment companies, trusts and accounts (the “Funds”). In its role as investment adviser or manager, Barclays possesses sole voting power for 2,345,079 shares and sole dispositive power for 2,755,673 shares that are owned by the Funds. Barclays disclaims beneficial ownership of those common shares because they are owned by the Funds.

(5)	The Schedule 13G was filed by Wellington Management Company, LLP, which has sole voting power and sole dispositive power with respect to none of the 2,221,864 common shares held.

(6)	Bank of America Corporation, NB Holdings Corporation, Bank of America, N.A., United States Trust Company, N.A., Banc of America Securities Holdings Corporation, Banc of America Securities LLC, Columbia Management Group, LLC, Columbia Management Advisors, LLC and Banc of America Investment Advisors, Inc. (“BOA,” “NB,” “BOANA,” “USTCNA,” “BOASH,” “BOAS,” “CMG,” “CMA,” “BOAIA,” respectively) have shared voting and dispositive power over the shares. As reported in their Schedule 13G dated February 5, 2008, BOA has shared voting power over 1,308,957 of the shares and shared dispositive power over 1,718,823 of the shares. NB has shared voting power over 1,308,957 of the shares and shared dispositive power over 1,718,823 of the shares. BOANA has sole voting power over 10,640 of the shares and sole dispositive power over 10,604 of the shares. BOANA has shared voting power over 1,075,299 of the shares and shared dispositive power over 1,485,165 of the shares. USTCNA has sole voting power over 28,590 of the shares and sole dispositive power over 20,590 of the shares. USTCNA has shared dispositive power over 8,000 of the shares. BOASH has shared voting powers over 194,464 of the shares and shared dispositive power over 194,464 of the shares. BOAS has sole voting power over 194,464 of the shares and sole dispositive power over 194,464 of the shares. CMG has shared voting power over 1,065,555 of the shares and shared dispositive power over 1,480,065 of the shares. CMA has sole voting power over 1,065,555 of the shares and sole dispositive power over 1,476,965 of the shares. BOAIA has shared voting power over 4,644 and shared dispositive power over 4,644 of the shares.

(7)	The Schedule 13G was filed by NFJ Investment Group LP, which has sole voting power and sole dispositive power with respect to all 1,669,600 of the common shares held.

How many common shares do each of Invacare’s directors and executive officers hold and what is their level of total voting power?

The following table sets forth, as of February 22, 2008, the share ownership of all directors, our Chief Executive Officer and our four other highest paid executive officers and all directors and executive officers as a group:

	Common Shares beneficially owned		Class B Common Shares beneficially owned**
Name of beneficial owner	Number of shares	Percentage	Number of shares	Percentage	Percentage of total voting power beneficially owned
Gerald B. Blouch(3)	735,817	2.2%	—	—	1.7%
James C. Boland(3)	54,119	*	—	—	*
Michael F. Delaney(3)	26,865	*	—	—	*
C. Martin Harris, M.D.(3)	22,678	*	—	—	*
Bernadine P. Healy, M.D.(3)	48,320	*	—	—	*
General James L. Jones(3)	2,057	*	—	—	*
John R. Kasich(3)	45,336	*	—	—	*
A. Malachi Mixon, III(1)	2,403,364	7.2%	703,912	63.4%	21.2%
Dan T. Moore, III(3)	116,696	*	—	—	*
Joseph B. Richey, II(2)	828,833	2.6%	376,262	33.9%	10.6%
Louis F.J. Slangen(3)	192,396	*	—	—	*
Gregory C. Thompson(3)(4)	196,621	*	—	—	*
William M. Weber(3)	80,180	*	—	—	*
All executive officers and Directors as a group (15 persons)(3)	4,853,212	13.9%	1,080,174	97.3%	34.1%

*	Less than 1%.

**	All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)	See Footnote 1 to the preceding table.

(2)	See Footnote 2 to the preceding table.

(3)	The common shares beneficially owned by Invacare’s executive officers and directors as a group include an aggregate of 2,730,176 common shares which may be acquired upon the exercise of stock options during the 60 days following February 22, 2008. For purposes of calculating the percentage of outstanding common shares beneficially owned by each of Invacare’s executive officers and directors, and all of them as a group, and their percentage of total shares beneficially owned, common shares which they had the right to acquire by exercise of stock options within 60 days of February 22, 2008, are considered to be outstanding. The number of common shares that may be acquired by the exercise of such stock options for the noted individuals is as follows: Mr. Blouch, 577,175 shares; Mr. Boland, 51,111 shares; Mr. Delaney, 15,864 shares; Dr. Harris, 22,678 shares; Dr. Healy, 37,437 shares; General Jones, 2,057 shares; Mr. Kasich, 45,336 shares; Mr. Moore, 30,953 shares; Mr. Slangen, 156,650 shares; Mr. Thompson, 163,275 shares; and Mr. Weber, 19,365 shares.

(4)	On January 15, 2008, Mr. Thompson resigned as Invacare’s Chief Financial Officer, effective as of March 1, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose late filings of reports of stock ownership, and changes in stock ownership, by our directors and executive officers. To the best of Invacare’s knowledge, all of the filings were made on a timely basis in 2007.

CORPORATE GOVERNANCE

How many times did the Board meet in 2007?

The Board of Directors held five meetings during the fiscal year ended December 31, 2007. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he or she served as a director and (2) the total number of meetings held by committees of the Board on which he or she served, except for Mr. Moore and Dr. Harris, who attended 70% and 71%, respectively, of the meetings. Board members are expected to attend Invacare’s annual meeting of shareholders, and each director, except for Dr. Harris and Mr. Moore, attended last year’s annual shareholder meeting.

The non-management directors meet in executive sessions after the end of each of the regularly scheduled Board meetings. During 2007, the chairpersons of the four standing committees of the Board rotated presiding over such sessions. In February 2008, the Board established the new position of Lead Director, who is appointed by the Board and will preside over executive sessions. James C. Boland currently serves as the Lead Director.

What codes of ethics apply to directors, officers and employees?

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. We also have adopted a separate Financial Code of Ethics that applies to our Chief Executive Officer (our principal executive officer) and our Chief Financial Officer (our principal financial officer and principal accounting officer). You can find both codes on our website at www.invacare.com by clicking on the link for Investor Relations. We will post any amendments to the codes, as well as any waivers that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission and the New York Stock Exchange, on our website. You also can obtain a printed copy of these documents, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125.

Has the Board adopted corporate governance guidelines?

The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines contain principles that, along with the charters of the standing committees of the Board of Directors, provide the framework for Invacare’s corporate governance. Among other things, the Corporate Governance Guidelines establish principles relating to:

•	the composition of the Board of Directors, including independence and other qualification requirements;

•	responsibilities and functions of the Board of Directors, such as meeting, orientation and continuing education guidelines;

•	responsibilities of the Chairman and Chief Executive Officer and the Lead Director;

•	the establishment and functioning of Board committees;

•	executive sessions of non-management directors;

•	succession planning;

•	Board access to management, and evaluation of the Board and the Chief Executive Officer;

•	communication and interaction by the Board with shareholders and other interested parties; and

•	share ownership guidelines for directors and executive officers.

A copy of the Corporate Governance Guidelines can be found on Invacare’s website at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125.

Who are the current members of the different Board committees?

Director	Audit Committee	Compensation, Management Development and Corporate Governance Committee	Nominating Committee	Investment Committee
Gerald B. Blouch
James C. Boland +	*	**
Michael F. Delaney				*
C. Martin Harris, M.D.				*
Bernadine P. Healy, M.D.		*		**
General James L. Jones			*	*
John R. Kasich			**	*
A. Malachi Mixon, III
Dan T. Moore, III	*		*
Joseph B. Richey, II
William M. Weber	**	*	*

*	Member

**	Chairperson

+	Lead Director

What are the principal functions of the Board committees?

The Board has an Audit Committee; a Compensation, Management Development and Corporate Governance Committee; a Nominating Committee; and an Investment Committee.

Audit Committee.    The Audit Committee assists the Board in monitoring (i) Invacare’s compliance with legal and regulatory requirements, (ii) the integrity of Invacare’s financial statements, and (iii) the independence, performance and qualifications of Invacare’s internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors, a copy of which is available at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125. The Audit Committee met nine times during 2007.

Our Board has determined that each member of the Audit Committee satisfies the current independence standards of the New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board also has determined that each of James

C. Boland and William M. Weber qualify as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. As audit committee financial experts, each of Messrs. Boland and Weber satisfy the New York Stock Exchange accounting and financial management expertise requirements.

Compensation, Management Development and Corporate Governance Committee.    The Compensation, Management Development and Corporate Governance Committee assists the Board in developing and implementing (i) executive compensation programs that are fair and equitable and that are effective in the recruitment, retention and motivation of executive talent required to successfully meet Invacare’s strategic objectives, (ii) a management succession plan that meets Invacare’s present and future needs, and (iii) Invacare’s corporate governance policies and guidelines. See “Compensation Discussion and Analysis” below for additional information on the committee and its activities. Each of the current members of the Compensation, Management Development and Corporate Governance Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare’s Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Compensation, Management Development and Corporate Governance Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125. The Committee met four times during 2007, including one meeting by teleconference.

Nominating Committee.    The Nominating Committee assists the Board in identifying and recommending individuals qualified to become directors and will consider all qualified nominees recommended by shareholders. Each of the current members of the Nominating Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare’s Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Nominating Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125. The Nominating Committee met one time during 2007.

Investment Committee.    The Investment Committee assists the Board in monitoring the investments of the Invacare Retirement Savings Plan and other plans designated by the Board or the Investment Committee. Each of the current members of the Investment Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare’s Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Investment Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125. The Investment Committee met two times during 2007.

Does the Board have a Lead Director?

In February 2008, the Board of Directors established the new position of Lead Director, and unanimously chose James C. Boland to serve in this position. The Lead Director is responsible for coordinating the activities of the independent directors, including the following specific responsibilities:

(i)  advising the Chairman and Chief Executive Officer as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

(ii)  providing the Chairman and Chief Executive Officer with input as to the preparation for the agendas for the Board and Committee meetings;

(iii)  advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

(iv)  interviewing, along with the chair of the Nominating Committee, all Board candidates, and making recommendations to the Nominating Committee and the Board;

(v)  assisting the Board and Company officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines;

(vi)  recommending revisions to the Corporate Governance Guidelines as appropriate;

(vii)  coordinating and developing the agenda for and moderate executive sessions of the Board’s independent directors; acting as principal liaison between the independent directors and the Chairman and Chief Executive Officer on sensitive issues;

(viii)  evaluating, along with the members of the Compensation, Management Development and Corporate Governance Committee, the Chairman and Chief Executive Officer’s performance; meeting with the Chairman and Chief Executive Officer to discuss the Board’s evaluation;

(ix)  discussing with the Chairman and Chief Executive Officer and the Compensation, Management Development and Corporate Governance Committee the membership of the various Board Committees, as well as selection of the Committee chairs;

(x)  responding to the concerns of any directors, whether or not these concerns are discussed with the full Board;

(xi)  assisting the Compensation, Management Development and Governance Committee in its role in connection with the annual self-evaluation process of the Board and its committees;

(xii)  acting as a resource for, and counsel to, the Chairman and Chief Executive Officer; and

(xiii)  performing other responsibilities as delegated by the Board.

A description of the responsibilities of the Lead Director is also included in Invacare’s Corporate Governance Guidelines, which is available at www.invacare.com by clicking on the link for Investor Relations.

How does the Board determine whether non-employee directors are independent?

To be considered independent under the New York Stock Exchange independence criteria under Section 303A (the “NYSE Standards”), the Board of Directors must determine that a director does not have a direct or indirect material relationship with Invacare. The Board of Directors has adopted the following guidelines (set forth in the Corporate Governance Guidelines) to assist it in making such determinations:

A director will be considered independent if he or she, at any time that is considered relevant under the NYSE Standards (subject to any applicable transition rules of the NYSE Standards):

(i)  has not been employed by Invacare or its affiliates;

(ii)  has not had an immediate family member who has been employed by Invacare or its affiliates as an executive officer;

(iii)  has not received, and has not had an immediate family member who has received, more than $100,000 per year in direct compensation from Invacare, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

(iv)  has not been affiliated with or employed by a present or former internal or external auditor of Invacare;

(v)  has not had an immediate family member who has been affiliated with or employed in a professional capacity (partner, principal or manager) by a former internal or external auditor of Invacare;

(vi)  has not been employed, and has not had an immediate family member who has been employed, as an executive officer of another company where any of Invacare’s present executives serve on that company’s compensation committee; and

(vii)  has not been an executive officer or an employee of another company, and has not had an immediate family member who has been an executive officer of another company, that does business with Invacare and makes payments to, or receives payments from, Invacare for property or services in an amount that, in the most recent fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Additionally, the following commercial and charitable relationships will be considered immaterial relationships and a director will be considered independent if he or she does not have any of the relationships described in clauses (i) — (vii) above, and:

(i)  is not an executive officer of another company, and does not have an immediate family member who is an executive officer of another company, that is indebted to the Company, or to which Invacare is indebted, where the total amount of either company’s indebtedness to the other is more than 5% of the total consolidated assets of the other company and exceeds $100,000 in the aggregate; and

(ii)  does not serve, and does not have an immediate family member who serves, as an officer, director or trustee of a foundation (other than Invacare’s foundation), university, charitable or other not for profit organization, and Invacare’s, or Invacare foundation’s, annual discretionary charitable contributions (any matching of employee charitable contributions will not be included in the amount of contributions for this purpose) to the organization, in the aggregate, are more than 5% percent of that organization’s total annual revenues (or charitable receipts in the event such organization does not generate revenues).

In the event that a director has a relationship of the type described in clauses (i) or (ii) in the immediately preceding paragraph that falls outside of the “safe harbor” thresholds set forth in such clauses (i) and (ii), or if the director had any such relationship during the prior three years that fell outside of such “safe harbor” thresholds, then in any such case, the Board of Directors annually shall determine whether the relationship is material or not, and therefore, whether the director would be independent or not. Invacare will explain in its next proxy statement the basis for any Board of Directors determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth in clauses (i) and (ii) in the immediately preceding paragraph.

In addition, any director serving on the Audit Committee of Invacare may not be considered independent if he or she directly or indirectly receives any compensation from Invacare other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).

The Board examined the transactions and relationships between Invacare and its affiliates and each of the directors, any of their immediate family members and their affiliates. Based on this review, the Board affirmatively determined that each of Messrs. Delaney, Boland, Weber, Kasich and Moore, Dr. Harris, Dr. Healy and General Jones is independent and do not have any direct or indirect material relationship with Invacare pursuant to the categorical standards set forth in Invacare’s Corporate Governance Guidelines.

How are proposed director nominees identified, evaluated and recommended for nomination?

The Nominating Committee will seek candidates for an open director position by soliciting suggestions from Committee members, the Chairman of the Board, incumbent directors, senior management or others. The Committee also may retain a third-party executive search firm to identify candidates from time to time. Additionally, the Committee will consider any unsolicited recommendation for a potential candidate to the Board from Committee members, the Chairman of the Board, other Board members, management and shareholders. The Committee will accept shareholder recommendations regarding potential candidates for the Board, provided that shareholders send their recommendations to the Chairperson of the Committee, c/o Executive Officers, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036, with the following information:

•	The name and contact information for the candidate;

•

A brief biographical description of the candidate, including his or her employment for at least the last five years, educational history, and a statement that describes the candidate’s qualifications to serve as a director;

•

A statement describing any relationship between the candidate and the nominating shareholder, and between the candidate and any employee, director, customer, supplier, vendor or competitor of Invacare; and

•	The candidate’s signed consent to be a candidate and to serve as a director if nominated and elected, including being named in Invacare’s proxy statement.

Once the Nominating Committee has identified a prospective candidate, the Committee makes a determination whether to conduct a full evaluation of the candidate. This initial determination is based primarily on the Board’s need to fill a vacancy or desire to expand the size of the Board, the likelihood that the candidate can meet the Nominating Committee’s evaluation criteria set forth below, as well as compliance with all other legal and regulatory requirements. The Nominating Committee will rely on public information about a candidate, personal knowledge of any committee or Board member or member of management regarding the candidate, as well as any information submitted to the Committee by the person recommending a candidate for consideration. The Nominating Committee, after consultation with the Chairman of the Board, will decide whether additional consideration of the candidate is warranted.

If additional consideration is warranted, the Nominating Committee may request the candidate to complete a questionnaire that seeks additional information about the candidate’s independence, qualifications, experience and other information that may assist the Committee in evaluating the candidate. The Committee may interview the candidate in person or by telephone and also may ask the candidate to meet with senior management. The Committee then evaluates the candidate against the standards and qualifications set out in the Nominating Committee’s charter. Additionally, the Nominating Committee shall consider other relevant factors as it deems appropriate (including independence issues and familial or related party relationships).

Before nominating an existing director for re-election at an annual meeting, the Committee will consider:

•	The director’s value to the Board; and

•	Whether the director’s re-election would be consistent with Invacare’s governance guidelines.

After completing the Nominating Committee’s evaluation of new candidates or existing directors whose term is expiring, if the Committee believes the candidate would be a valuable addition to the Board or the existing director is a valued member of the Board, then the Nominating Committee will make a recommendation to the full Board that such candidate or existing director should be nominated by the Board. The Board will be responsible for making the final determination regarding prospective nominees after considering the recommendation of the Committee. These procedures were adhered to with respect to nominees for election at this meeting, who were unanimously recommended by the Nominating Committee and the entire Board of Directors.

How can shareholders and other interested parties communicate with the Board?

Shareholders and other interested parties may communicate their concerns directly to the entire Board or specifically to non-management directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Shareholder Communication, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036. The status of all outstanding concerns addressed to the entire Board or only to non-management directors will be reported to the Chairman of the Board or to the chair of the Audit Committee, respectively, on a quarterly basis.

Certain Relationships and Related Transactions

The Company has adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which the Company is a participant and in which a director, director-nominee, executive officer, or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by the Compensation, Management Development and Corporate Governance Committee. Following review, the Compensation, Management Development and Corporate Governance Committee determines to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to the Company than those available with other unaffiliated parties and the extent of related person’s interest in the transaction. The Chairman of the Compensation, Management Development and Corporate Governance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $1,000,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to executive officers and directors of the Company; other companies or charitable organizations where the amounts involved do not exceed $1,000,000 or 2% of the organization’s total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.

During 2007, Invacare purchased travel services from a third party private aircraft charter company. One of the aircraft available for use by the charter company is owned by an entity owned by Mr. Mixon and Mr. Richey. Invacare paid approximately $992,000 to the charter company in 2007 for use of the aircraft owned by Mr. Mixon and Mr. Richey. Invacare believes that the transactions were on terms no less favorable than those Invacare would expect to obtain from unrelated parties.

From early 1995 through the end of 2006, Invacare made investments in and loans to NeuroControl Corporation (“NeuroControl”), a North Ridgeville, Ohio-based privately-held company that develops and markets electromedical stimulation systems for stroke patients. As of December 31, 2006, Invacare had no net exposure related to its investment in and advances to NeuroControl after consideration of cumulative reserves and amounts written-off, totaling approximately $26 million. A substantial portion of Invacare’s investment and advances was made pursuant to a secured credit facility. Mr. Richey is the Chairman of the Board and Chief Executive Officer of NeuroControl and Mr. Blouch serves as a Director of NeuroControl. Each of Dr. Bernadine Healy and Messrs. Evans, Moore, Weber (through his spouse), Mixon and Richey own minority equity interests in NeuroControl Corporation, having invested the following amounts in NeuroControl in 1997 or earlier: $50,000, $50,000, $100,000, $100,000, $245,000 and $7,513, respectively. In addition, (i) a private investment fund, the general partner of which is owned and controlled by Messrs. Mixon and Weber, has invested $350,000 in NeuroControl, (ii) a different private investment fund, in which Mr. Mixon is one of the three managing members of the general partner, has invested an aggregate of $750,000 in NeuroControl, and (iii) The Cleveland Clinic, Dr. Martin Harris’ employer, has invested an aggregate of $750,001 in NeuroControl. Collectively, the aforementioned Invacare directors and other related parties own an aggregate of approximately 9.7% of the fully-diluted equity ownership of NeuroControl and Invacare owns an additional 30.1% of NeuroControl’s equity. For financial reporting purposes, Invacare started to consolidate its investment in NeuroControl for periods beginning with the quarter ended March 31, 2005. In the fourth quarter of 2006, the Company’s board of directors made a decision to no longer fund the cash needs of NeuroControl, to commence a liquidation process and cease operations as it was decided that the additional investment necessary to commercialize the business was not in the best interest of Invacare. Therefore, funding of this investment ceased on December 31, 2006. For financial reporting purposes only, in the fourth quarter of 2007, the Company recognized a one-time gain of $3,981,000 due to the cancellation of debt owed by NeuroControl to two third parties. During 2007, all operations of NeuroControl were wound down.

The relationships described above have been reviewed and ratified in accordance with the Company’s policy for review of transactions with related persons.

AUDIT COMMITTEE AND RELATED MATTERS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight and monitoring of:

•	the integrity of the Company’s financial statements;

•	the independence, performance and qualifications of the Company’s internal and independent auditors; and

•	the Company’s compliance with legal and regulatory requirements.

The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors which is available on the Company’s website (www.invacare.com) by clicking on the link for Investor Relations.

Each member of the Audit Committee satisfies the independence requirements set forth in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal and disclosure controls. Ernst & Young LLP, the Company’s independent registered public accounting firm for 2007, audited the annual financial statements prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Ernst & Young LLP also audited the Company’s internal control over financial reporting as of December 31, 2007, and issued an opinion with respect to the Company’s internal control over financial reporting as of December 31, 2007.

For many years, the Company engaged a third party to conduct internal audit services and report its analyses, findings and recommendations directly to the Audit Committee. During 2007, the Audit Committee met with this third party and Ernst & Young LLP, with and without management present, to discuss their examinations, their continuing evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s internal procedures and controls over financial reporting.

As part of its oversight responsibilities described above, the Audit Committee met and held discussions with management, with Ernst & Young LLP and with its internal auditors relative to the Company’s financial reporting. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, (Communication with Audit Committees).

In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and by all relevant professional and regulatory standards, related to the auditors’ independence. The Audit Committee discussed with Ernst & Young LLP their independence from the Company and its management and considered the compatibility of non-audit services with the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for its 2008 fiscal year and the Company is seeking ratification for such appointment at the 2008 Annual Meeting of Shareholders.

AUDIT COMMITTEE

William M. Weber, Chairman

James C. Boland

Dan T. Moore, III

Independent Auditors

The Audit Committee and the Board of Directors have selected Ernst & Young LLP to continue as our independent auditors and to audit the financial statements of Invacare for the fiscal year ending December 31, 2008. The Audit Committee is asking you to ratify this appointment.

Fees for services rendered by Ernst & Young LLP were:

	2007	2006
Audit Fees	$4,181,000	$3,607,000
Audit-Related Fees	37,000	25,000
Tax Fees
Tax Compliance Services	447,000	518,000
Tax Advisory Services	489,000	522,000

	936,000	1,040,000
All Other Fees	—	—

Total	$5,154,000	$4,672,000

Audit Fees.    Fees for audit services include fees associated with the audit of our annual financial statements and review of our quarterly financial statements, including statutory audits required domestically and internationally, and the auditors’ attestation report on internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees associated with providing consents and review of documents filed with the SEC, other services in connection with statutory and regulatory filings or engagements, as well as accounting consultations billed as audit consultations and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees.    Audit-related services principally include accounting consultations, audits in connection with proposed or completed acquisitions and advisory assistance.

Tax Fees.    Fees for tax services include tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by our independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairperson of the Audit Committee authority to approve certain permitted services, provided that the Chairperson reports any such decisions to the Audit Committee at its next scheduled meeting. During 2007, no services were provided to the Company by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation, Management Development and Corporate Governance Committee of the Board of Directors (the “Compensation Committee”) operates under a written charter adopted by the Board of Directors which describes the responsibilities, functions and authority of the Compensation Committee. The full text of the charter is available on the Company’s website at www.invacare.com by clicking on the link for “Investor Relations.”

Under its charter, the Compensation Committee is responsible for the approval and administration of the Company’s existing and proposed executive compensation plans. Its responsibility includes determining the design of the Company’s executive compensation plans, authorizing the awards to be made pursuant to such plans and reviewing and approving annually all significant compensation decisions relating to the Company’s executive officers, including the Chairman and Chief Executive Officer (the “CEO”) and the other executive officers named in the Summary Compensation Table (together with the CEO, the “Named Executive Officers”).

The members of the Compensation Committee are James C. Boland, Chairman, Bernadine P. Healy and William M. Weber. Each of the current members of the Compensation Committee meets the definitions of (i) “independent” within the meaning of the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines, (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

There were four meetings of the Compensation Committee in 2007 including one telephone conference.

Compensation Consultant

For the past three years, Towers Perrin has been engaged as an outside independent compensation consultant to advise the Compensation Committee and Company management on Invacare’s compensation philosophy and its executive compensation program, which is generally comprised of an annual base salary, cash bonus award and long-term equity incentive awards. Towers Perrin is a global, professional services firm that provides human resources consulting services to a large number of the Fortune 1000 U.S. companies. Prior to 2007, Towers Perrin’s engagement letter had been signed by the Company’s Senior Vice President of Human Resources after consultation between him and the Chairman of the Compensation Committee. In order to clarify that Towers Perrin’s principal reporting responsibility is to the Compensation Committee, commencing in August, 2007, the engagement letter was negotiated and signed by the Chairman of the Compensation Committee.

Towers Perrin’s primary role is to analyze the competitiveness of, and provide recommendations on, the structure and amounts of each element of the annual compensation to be paid to the Company’s executives. In order to gauge the competitiveness of Invacare’s executive compensation levels, Towers Perrin annually reviews survey data from nationally recognized compensation and human resources consulting firms and provides the Compensation Committee with market data regarding annual base salaries, cash bonus awards and long-term equity incentive awards paid by multi-national, diversified manufacturing companies with revenues between $1.5 billion and $3 billion. Towers Perrin uses regression analysis to adjust for differences in company size in determining competitive compensation levels. This analysis helps Towers Perrin translate data from companies within the surveys into information that can be more directly compared to Invacare’s compensation data. The companies represented in the market data provided by Towers Perrin represent more companies than those in the peer group in the Company’s performance graph, which is included in its Annual Report on Form 10-K. The decision to consider data for companies beyond those in the peer group in Invacare’s performance graph in setting executive compensation levels reflects Invacare’s view that a broad range of companies of comparable size compete with Invacare for senior executive talent. The Company believes that the use of this survey data helps ensure that it is positioned to attract and retain qualified senior executives in the face of competitive pressures.

In addition to its services relating to the analysis of competitive compensation levels, during 2007, Towers Perrin rendered services to the Compensation Committee in the following areas:

•	participation in two meetings of the Compensation Committee;

•	ongoing review, comment, consulting support, advice and/or recommendations related to:

•	draft and final materials provided to the members of the Compensation Committee in connection with Compensation Committee meetings during 2007;

•

compensation for the CEO and the other Named Executive Officers, including comparative information for similarly-situated executives at other multinational, diversified manufacturing companies of comparable size as well as larger employers (up to $3 billion in revenue);

•	plan design for annual and long-term incentives;

•	director compensation levels and practices;

•	policies and data related to governance and disclosure of executive compensation;

•	possible shareholder proposals and inquiries related to executive compensation; and

•	emerging trends in executive compensation.

Towers Perrin does not provide the Company any other consulting or other services outside of those associated with advising the Company on its executive compensation programs. In making its decision to retain Towers Perrin for the year 2007, the Compensation Committee considered the level of fees charged by Towers Perrin, the quality of services it has provided to Invacare in the past and the anticipated ability of Towers Perrin personnel to provide objective and independent assistance and advice to the Compensation Committee and to Company management.

The Compensation Process and the Role of Executives in Establishing Compensation

The Compensation Committee reviews the compensation of Invacare’s Named Executive Officers on an annual basis. In preparation for this review, Towers Perrin reviews market data from national pay surveys conducted by the leading compensation and human resources consulting firms and identifies the compensation levels for the 25th, 50th and 75th percentile with respect to base salary, annual bonus opportunities, total cash compensation (salary and annual bonus), long-term incentive compensation and total direct compensation (cash compensation and the estimated value of long-term incentives) data for each executive position. Towers Perrin compares the Company’s compensation data from the previous year, both as to elements and amounts paid or potential value delivered, with that of the companies included within the pay surveys and reports its findings to the Compensation Committee chair, the Company’s CEO and the Senior Vice President of Human Resources. The CEO assesses the performance of each of the Company’s other Named Executive Officers and, with the assistance of Towers Perrin and the Senior Vice President of Human Resources, provides recommendations to the Compensation Committee as to the structure and amounts of salary, cash bonus awards and equity incentive awards to be paid to such executive officers. The CEO also provides the Compensation Committee input regarding suggested performance targets associated with the Company’s annual cash bonus program. The CEO does not submit recommendations with respect to his own compensation.

The CEO and the Senior Vice President of Human Resources both attend each meeting of the Compensation Committee to provide insight into the performance of individual executives and the impact of their respective contributions to the Company’s overall performance and to make recommendations as to the structure and implementation of elements of executive compensation. The CEO and the Senior Vice President of Human Resources each excuses himself from any discussions of his own individual compensation by the Compensation Committee. The Compensation Committee believes that the input of these two executives provides it with information necessary for it to make informed decisions on executive compensation that are consistent with the Company’s overall philosophy, which is described in further detail below. The Compensation Committee uses the data derived from the pay surveys and the discussions with Towers Perrin, the CEO and the Senior Vice President of Human Resources to assist in determining whether Invacare’s compensation is competitive and reasonable and whether, and to what extent, it would be appropriate to deviate from competitive practices. Following this deliberation, the Compensation Committee exercises its business judgment to approve the compensation for each of the Named Executive Officers. For 2007, the Compensation Committee approved annual salary levels and the terms of the 2007 cash bonus plan at its meeting in March, 2007 and made its determinations regarding long term incentive compensation, including awards of stock options and restricted shares, at its meeting in August, 2007.

General Compensation Philosophy

The Company believes that a compensation program should have the goal of creating long-term value for Invacare’s shareholders. Towards this end, Invacare’s compensation of key management is designed and implemented to reward its executives for sustained financial and operating performance and leadership excellence, to align their interests with those of the Company’s shareholders and to encourage them to remain with the Company for long and productive careers. In addition, in the Company’s view, executive compensation should reflect changing market conditions faced by the Company and other participants in the home medical equipment industry, including any such conditions which may be beyond management’s control. The Compensation Committee relies upon its judgment in making compensation decisions, after discussing with management its recommendations and reviewing the performance of the Company and the status of its principal markets. It assesses the executives’ performance during the year against a variety of factors which may include corporate and personal goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. Among the factors normally considered are key financial measurements, strategic objectives, product improvement and innovation, individual achievements, organizational leadership and high integrity. The Company does not necessarily adhere to rigid formulas or react immediately to short-term changes in business performance. It considers competitive market compensation paid by other companies but strives to incorporate flexibility in its compensation programs and in the assessment process in order to respond to and adjust for the evolving business environment.

The Company’s executive compensation program consists of three primary components: base salary, an annual cash bonus and long-term compensation awards in the form of stock or stock option awards, each of which is described in detail later in this Compensation Discussion and Analysis. In general, base salaries and cash bonuses are designed to provide executives with total cash compensation levels (salary plus bonus) that are at or near the 75th percentile of individuals in similar positions at companies included in the survey information used by the Company for comparison, if the Company meets demandig annual financial performance objectives. These objectives are established in advance and reflective of the opportunities and challenges present in the Company’s industry. In addition, long-term compensation is awarded in the form of stock options, restricted stock grants or in other forms deemed appropriate by the Company in order to provide key executives with competitive financial benefits that are linked to the enhancement of shareholder value. These awards normally target the median value of long-term incentives received by executives in similar positions at organizations included within the pay surveys. The Compensation Committee does not have an established policy on the desired mix between cash and non-cash compensation.

The Company also provides its executives with certain other benefits, including the opportunity to participate in a 401(k) retirement savings plan, a non-qualified deferred compensation plan and a supplemental executive retirement plan. Certain compensatory insurance benefits and other perquisites described below and in the Summary Compensation Table also are available to the Company’s executives. Each Named Executive Officer also has entered into an agreement with the Company that provides for certain benefits upon a change of control of the Company. The Company believes these agreements help retain executives and provide for management continuity in the event of an actual or threatened change-in-control. They also help to ensure that the interests of executives remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes that these benefits are an important part of an overall compensation package that helps to attract and retain talented executives.

The Company believes that these various elements of the executive compensation program further the Company’s business objectives and the interests of its shareholders by attracting and retaining the talented executive leadership necessary for the growth and success of the Company’s business and motivating its executives to exert the maximum possible effort to further the interests of shareholders.

Elements of Compensation

Annual Base Salary

The Company establishes salary levels reflective of the skills, competencies, experience and individual performance an executive brings to his or her position. As a result, changes in salary focus primarily on changes in the executive’s responsibilities and an assessment of his or her annual performance against pre-established objectives. Important financial performance objectives that are considered by the Compensation Committee in establishing base salary levels (some of which may not be applicable to all executives) include: net sales, income from operations, cost controls, earnings before income tax, earnings per share, return on assets and return on net assets employed. Individual objectives generally focus on the performance of an executive within his or her area of specific responsibility. Operating and individual objectives vary for each executive and typically change from year-to-year. Financial and individual objectives are considered subjectively in the aggregate by the Compensation Committee and the CEO. They are not specifically weighted in assessing performance and determining any changes to base salaries.

In establishing 2007 salary levels for each Named Executive Officer other than the CEO, the Compensation Committee considered data from companies within the surveyed group used by the Company for comparison and the recommendations from the CEO. The Compensation Committee also took into account whether each executive met key financial and individual objectives established at the beginning of each year, and considered each executive’s potential future contributions to the Company. The Committee also recognized the particular talents, unique skills, experience, length of service to the Company and depth of industry knowledge of each of these executives. In light of these factors and also because of recent disappointing financial results, the Compensation Committee agreed with the recommendation of the CEO that the salary levels for these four executives would not be changed from 2006 to 2007.

In determining the CEO’s base salary for 2007, the Compensation Committee took into account:

•	survey results from Towers Perrin regarding salaries paid to CEO’s of companies included within the pay surveys;

•	certain operating and financial performance objectives as described above;

•	the continuation of manufacturing initiatives in China;

•	the CEO’s continuing role in new product development;

•	implementation of the cost reduction program to respond to recent reimbursement pressure and increasing foreign competition;

•	the CEO’s role as Invacare’s principal interface on key provider accounts;

•	the CEO’s service as the leading spokesperson on behalf of the home medical equipment industry, which has placed the Company in position to directly and positively impact reimbursement outcomes;

•	the benefits achieved from the expansion of Invacare’s European operations;

•	the CEO’s continuing commitment to geographic expansion and focus on growth of the respiratory business, as well as his attention to issues of management succession; and

•	the CEO’s length of service and leadership.

The Compensation Committee considered these accomplishments and the CEO’s potential future contributions, as well as the Company’s recent disappointing financial results, and concluded that the CEO’s 2007 base salary would be set at the same level as his 2006 salary.

Annual Cash Bonus

Consistent with its philosophy, the Company provides each executive an opportunity to earn an annual cash bonus. The Company believes that annual cash bonuses increase executives’ focus on specific short-term corporate financial goals as well as the achievement of specific individual objectives. As a result, cash bonuses balance the objectives of the Company’s other pay programs, which focus to a greater extent on individual performance (salaries) and long-term financial results and stock price growth (restricted stock and stock options). Finally, annual bonuses allow the Company to manage fixed compensation costs but still provide executives with competitive cash compensation. The terms of the cash bonus program applicable to our Named Executive Officers are contained in the Invacare Corporation Executive Incentive Bonus Plan (the “Executive Incentive Bonus Plan”), which was approved by the Company’s shareholders in 2005 and is further described under the Grants of Plan-Based Awards For Fiscal Year 2007 Table.

The Compensation Committee annually determines the appropriate target bonuses for each Named Executive Officer (as a percentage of the executive’s salary) so that total annual cash compensation for such executive officer is targeted to the market’s 75th percentile. In determining the target amounts, the Compensation Committee takes into account recommendations from the CEO (as to Named Executive Officers other than himself) and the cash bonus opportunities established by companies included within the pay surveys. From time to time, the Committee may determine that an executive’s individual performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the previous level. The Compensation Committee does not take into account awards earned under other reward programs in determining annual bonus opportunities.

In determining the 2007 bonus programs for Messrs. Blouch, Slangen and Richey and for the remaining 50% of the 2007 bonus for Mr. Thompson, the Compensation Committee reviewed the incentive categories that have previously been used for each of these four executives. It considered the recommendation of the CEO that no change in these percentage categories be made for 2007 and accepted this recommendation. The approved bonus categories for 2007 were 95% of base salary for Mr. Blouch and 75% for each of Messrs. Thompson, Slangen and Richey. For the same reasons set forth above relating to the calculation of the CEO’s base salary, Mr. Mixon’s incentive category for purposes of his 2007 bonus program was set at 100% of base salary.

Each year, the Compensation Committee considers recommendations from the CEO regarding an appropriate objective or objectives which should be satisfied in order for a Named Executive Officer (other than the CEO) to be eligible to receive a cash bonus. In the past, this target has usually been established in terms of a particular level of adjusted earnings per share The Compensation Committee and senior management believe that earnings per share represents important bottom-line financial results that investors use to evaluate the Company’s stock price. For 2007, the Compensation Committee determined to follow the practice of past years and use an adjusted earnings per share target for the payment of cash bonuses to all of the Named Executive Officers except for Mr. Thompson. In the case of Mr. Thompson, the CEO recommended that the Compensation Committee depart from its past practice and approve a two-tiered bonus program pursuant to which 50% of the maximum bonus which could be earned by Mr. Thompson would be based upon his satisfaction of individual operating objectives to be agreed upon between him and the CEO. The balance of his bonus would be based upon the same adjusted earnings per share target to be established for the other Named Executive Officers. The Company believed, and the Compensation Committee agreed, that this two-tiered approach would provide a better means to judge Mr. Thompson’s achievement of certain key financial objectives in addition to an improvement in adjusted earnings per share. The Compensation Committee unanimously authorized the CEO to agree upon operating objectives for Mr. Thompson’s eligibility to receive 50% of his maximum bonus.

In determining an appropriate target for 2007 adjusted earnings per share, the Compensation Committee reviewed the principal terms of the Executive Incentive Bonus Plan and discussed previous years’ results under the Executive Incentive Bonus Plan and its predecessor plans. It also took into account the Company’s forecasted annual operating plan, which is thoroughly reviewed and discussed by the entire Board of Directors every year at its strategic planning retreat early in the year. Targeted earnings per share before unusual items is generally set at a level which the Compensation Committee believes is challenging but achievable, and, when achieved, supports paying executives total cash compensation targeted at the 75th percentile for companies within the pay surveys. In the past, the Compensation Committee has usually (although not always) established adjusted earnings per share targets which would reflect a meaningful improvement over the previous year. As a result, the Named Executive Officers earned bonuses in only one of the four years from 2002 through 2005. Because of the impact of external factors, such as changes in reimbursement schedules and foreign competition, on recent financial results, the Compensation Committee adjusted this practice for 2006 and 2007 to reflect the realities imposed by these external market factors which continue to affect home healthcare. Notwithstanding this change, no bonuses were earned in 2006 because of a failure to meet that year’s target.

The Compensation Committee, based on its analysis of the status of the Company’s business and its recent performance, and on input from the CEO, adopted an adjusted earnings per share threshold of $1.05 for 2007 and determined that no bonuses would be paid under the Executive Incentive Bonus Plan for adjusted earnings per share at or below the threshold amount. Consistent with past practice, the Committee determined that adjusted earnings per share will be calculated in accordance with generally accepted accounting principles but after adjustments for unusual or non-recurring charges and/or gains. Because of recent disappointing financial results and after discussion with Towers Perrin, the Compensation Committee also concluded that no bonuses in excess of the target amounts would be paid for 2007 even if the adjusted earnings per share target were substantially exceeded. In prior years, if adjusted earnings per share exceeded the targeted level established by the Compensation Committee, the annual cash bonuses were designed to increase on a linear basis to the extent the target level was exceeded, subject to a $5,000,000 limit.

Adjusted earnings per share for 2007 were above the amount targeted under the 2007 cash bonus plan. As a result, bonuses for 2007 were paid to each Named Executive Officer in the amounts described in the Grants of Plan-Based Awards For Fiscal Year 2007 Table. Fifty percent of the bonus amount paid to Mr. Thompson was based on the CEO’s assessment of his 2007 performance taking into account the 2007 objectives established between the CEO and Mr. Thompson and Mr. Thompson’s contributions to the completion of the Company’s annual financial statements after his resignation as Chief Financial Officer in early 2008.

If the Board of Directors of the Company or any appropriate committee thereof has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the participant, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

Long-Term Compensation Awards

The third primary element of the Company’s executive compensation program is comprised of long-term compensation awards, which the Company has historically delivered in the form of stock options and restricted stock awards. Under the Company’s equity incentive plans approved by shareholders, the Company also may grant awards in the form of other equity and performance-based incentives, as may be deemed appropriate by the Compensation Committee. These awards generally have unlimited potential based on the performance of the Company’s stock.

Historically, the long-term compensation awards consisted primarily of stock options, with the CEO, the President and the CFO receiving a relatively small portion of their long-term awards in the form of restricted stock. The Company believes the primary benefit of stock options is to motivate executives to increase shareholder value as options only produce rewards to executives if the Company’s stock price increases. In addition, options help executives comply with the Company’s ownership guidelines by building stock ownership. While restricted stock awards also align executives’ interests with those of shareholders and increase stock ownership, they also help in attracting and retaining executive talent. The latter issue has become more important to the Company as it continues to address fundamental changes in its industry and their effect on the Company’s performance and stock price. Accordingly, management recommended, and the Compensation Committee approved, a change in the basis of long-term compensation awards in 2006. This change has been continued in 2007. In 2006 and 2007, one-half of each Named Executive Officer’s total long term incentive value was delivered in the form of stock options, with the remaining value delivered in the form of restricted stock which would vest based upon an executive’s continued service with the Company. In this manner, the Compensation Committee accomplished its twin goals of providing incentives to increasing shareholder value and retaining key executives. The Compensation Committee also recognized that restricted stock would reduce the dilution to the Company’s shareholders as compared with the use of only stock options and also may decrease the Company’s expense for long-term compensation awards. As part of its charter, the Compensation Committee continues to study alternatives to its current allocation of equity compensation awards in light of these and other factors.

In 2007, Towers Perrin determined the median value of long term compensation awards to executives in similar positions at companies within the pay surveys. One-half of this value was converted into target stock option grants based on the Black-Scholes option valuation model, the same one used by the Company to determine its accounting cost. Minimum and maximum grant guidelines are developed around target grants according to each Named Executive Officer’s salary level, organizational level, reporting relationships and job responsibilities to maintain internal equity in the grants to participants and to provide the Company with some latitude to recognize individual performance and the participant’s role in contributing to the creation of long-term shareholder value. The other half of each Named Executive Officer’s target long-term compensation value is delivered as shares of restricted stock. The estimated value of each restricted share is based on the Company’s stock price and the estimated dividends individuals can receive over the vesting period. Outstanding long-term incentive awards granted in prior years and held by an executive officer is generally not considered when the Compensation Committee determines the new long-term compensation to be granted. Moreover, although the Company receives market data from Towers Perrin on the relationship of short- and long-term compensation, the Committee does not have any targeted mix between short- and long-term compensation elements nor between cash and non-cash reward elements.

Actual long-term compensation awards to each Named Executive Officer in 2007 were based on the subjective judgment of the Compensation Committee. In determining these awards, the Compensation Committee took into account several factors. First, it considered the targeted range of long-term incentive compensation based on Towers Perrin’s assessment of median long-term incentives awarded to similarly situated executives at companies included within the pay surveys. Second, it assessed the Named Executive Officer’s performance in 2006 utilizing the same factors considered in setting the executive’s base salary levels. Finally, it considered the recommendations of the CEO with respect to awards to each Named Executive Officer other than himself. In making his recommendations, the CEO took into account management’s desire to limit the dilutive impact of annual equity awards and the effect of equity compensation on Invacare’s financial statements. No particular weight was assigned to any one of these areas. The long-term compensation granted in 2007 to each of the Company’s Named Executive Officers, including the CEO, resulted in a value of long-term compensation at or near the targeted range for each of these individuals. Awards granted in 2007 to each of the Named Executive Officers are set forth in the Grants of Plan-Based Awards for Fiscal Year 2007 Table. Stock options are generally issued under the Invacare Corporation 2003 Performance Plan as non-qualified options with an exercise price equal to the Company’s closing price on the New York Stock Exchange on the date of grant.

Stock options become exercisable in accordance with a schedule established by the Compensation Committee upon grant. Typically, options become exercisable ratably over a four year period (25% annually) after the date of grant to support executive retention and expire after ten years to reward for long-term stock price appreciation. Restricted stock is generally issued at no cost to the executive and typically vests ratably over four years. The terms of the restricted stock grants provide that the executive shall cover any tax withholding obligation of the Company upon vesting. The Company believes that the value of restricted stock awards to executives would be diminished if the executive was required to pay cash to cover this tax withholding obligation, and, therefore, the terms of the restricted stock awards generally allow the executive, subject to certain restrictions, to surrender a portion of the vested shares to the Company to cover such obligation at a value per share equal to the closing price of the Company’s common shares as quoted on the New York Stock Exchange on the date of the surrender of shares. Holders of restricted stock are entitled to receive the same dividends on their unvested shares of stock as are declared and paid by the Company to holders of the Company’s outstanding common shares. In this manner, executives participate in the total returns (dividends as well as stock price appreciation) delivered to shareholders, which would not be the case if they were awarded only stock options.

In determining the total number of stock options and shares of restricted stock to be awarded each year, the Compensation Committee attempts to strike a reasonable balance between the benefits achieved by incentivising a wide range of key employees of the Company and the shareholder dilution that results from an equity incentive plan. While the Committee has not set a formal limit on the number of awards which may be granted in any year, over the past five years, the average annual “run rate” of equity awards granted by the Company was 1.6%. For these purposes, “run rate” is defined as the number of equity awards granted in a particular year compared to the total number of outstanding shares. As of December 31, 2007, the Company’s outstanding equity awards were 14.8% of total shares outstanding while shares available for future awards under the 2003 Performance Plan amounted to another 4.2% of total shares outstanding. The Compensation Committee believes that the percentage of equity awards outstanding is higher than desired but is principally attributable to the length of the vesting period for equity awards (four years) and the decline in the Company’s stock price over the past two years, which resulted in a falloff in the number of stock options which have been exercised. As of December 31, 2007, there were 4,732,965 stock options outstanding under the 2003 Performance Plan and its predecessor plans of which 4,232,589 or 89% were exercisable at prices greater than the market price of Invacare common shares on that date. In order to reduce the amount of shareholder dilution attributable to grants of equity-based incentives, since 2005, the Compensation Committee has increased the number of shares of restricted stock awarded to top-level executives and proportionately reduced the number of stock options granted to this same group.

The Compensation Committee generally schedules its regular meetings from six to twelve months in advance. The timing of these meetings is dependent primarily on the availability of individual Compensation Committee members and is generally not influenced by the Company’s executive officers. In adopting this practice, the Compensation Committee has sought to establish a regular and predictable regimen for the granting of equity incentive awards that minimizes the likelihood of outside influence on the grant process. Until 2006, restricted stock awards to the Company’s CEO, President and CFO were typically granted at the March meeting of the Compensation Committee. Stock options to these executives and other employees were typically awarded at the Compensation Committee’s meeting in August. In order to simplify the process for determining long-term incentive awards, in 2006, the Compensation Committee granted restricted stock awards to executive officers in March and August and stock options to executive officers and other employees in August. In 2007, the Compensation Committee granted restricted stock and stock options to executive officers and stock options to other employees in August. The Company does not attempt to time the grants of options or other stock incentives to the release of material non-public information.

In addition to the annual grants described above, equity-based grants also are made occasionally during the course of the year to new hires or to current employees in connection with a promotion. The terms of outstanding stock options or restricted stock also may be amended as part of a termination or retirement package offered to a departing employee. The Compensation Committee has delegated to the CEO, the President, the Chief Financial Officer and the Senior Vice President of Human Resources certain authority with respect to such grants and amendments. First, any two of the four executives may, subject to the approval and ratification of the Compensation Committee, grant stock options or restricted stock to a key employee, other than an employee who would constitute an “executive officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offer of employment to such employee or with a promotion of such employee. Grants are made pursuant to terms and conditions approved by the Compensation Committee generally in connection with stock option or restricted stock grants and are deemed made as of the official start or promotion date of the employee’s employment with the Company. In the case of stock options, grants will be made at an exercise price equal to the closing price of the Company’s common shares as quoted on the New York Stock Exchange on the date of hire or promotion. Second, any two of the four executives may, subject to the approval and ratification of the Compensation Committee, amend any outstanding stock option or restricted stock grants made to an employee, other than an employee who would constitute an “executive officer” under Section 16 of the Exchange Act, in connection with a termination or retirement package offered to such employee, which amendments may include acceleration of vesting or extension of the employee’s exercise rights up to the final termination date of the stock option or final vesting date of the restricted stock.

The Board of Directors, at the recommendation of the Compensation Committee, recently amended the 2003 Performance Plan to provide the Board of Directors with the discretion to recover any equity compensation awarded to a participant on or after January 1, 2008 if the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by the participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s). This provision is further described below in the Grants of Plan-Based Awards for Fiscal Year 2007 Table.

Personal Benefits and Perquisites

The Company provided its Named Executive Officers certain perquisites in 2007, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to similarly situated executives within other companies of comparable size. The Company believes these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive reward program and are useful in attracting and retaining qualified executives. They are not tied to individual or Company performance. These perquisites include the payment of premiums on excess liability insurance, an annual physical exam and health screening, and the availability of corporate sporting event tickets for personal use, as described under the Summary Compensation Table.

The Company currently leases three corporate suites for use at major league baseball, professional football and professional basketball games. It also leases the right to eight courtside seats for professional basketball games. The right to continue these leases and annually to renew the courtside seats is an asset of the Company and the annual costs of these suites and seats are paid for by the Company. In the event that the Company determines not to renew one or more of the leases or the seat rights, it has granted a right of first refusal to the CEO to assume its rights and obligations with respect to any of the foregoing. Should the CEO decide to exercise his right of first refusal, all subsequent costs associated with the use of the suite and/or seat rights would become the personal obligation of the CEO.

Elements of Post-Termination Compensation

The Company has established the Invacare Retirement Savings Plan, a qualified 401(k) defined contribution plan, to which the Company makes contributions on behalf of the each of the Named

Executive Officers. The Company also maintains and pays premiums on behalf of each Named Executive Officer other than the CEO and Mr. Richey under the Invacare Executive Disability Income Plan, and maintains and pays the premiums on behalf of the CEO under a separate disability insurance policy. The Executive Disability Income Plan supplements the coverage provided under the long-term disability plan provided by the Company to all of its employees, providing the executive with total disability coverage of up to 70% of the executive’s annual salary. The Company also provides other benefits such as medical, dental and life insurance and disability coverage to each Named Executive Officer in a flexible benefits plan, which also is provided to all other eligible U.S. based employees of the Company. The Company offers these plans to its executives in order to offer benefits that are competitive with welfare benefit plans provided by other companies with which the Company competes for executive talent.

The Company provides its executives with certain post-employment and severance arrangements as summarized below and further described elsewhere in this proxy statement. The Compensation Committee believes the benefits summarized below are vital to the attraction and retention of talented executives and, thus, to the long-term success of the Company. These plans provide executives with the opportunity to address long-term financial planning with a greater degree of certainty than is available in the case of their annual compensation program, which can be impacted by various subjective factors that may be unforeseeable and beyond the executive’s control. These plans also address the Company’s interest in continuing to motivate executives in the event of corporate instability, such as a change of control or unforeseen industry changes which affect the performance of the Company.

The Company provides its executives with the opportunity to participate in a non-qualified contributory savings plan, which allows the executives to defer compensation above the amount permitted to be contributed to the Invacare Retirement Savings Plan and, thus, provides the executives with additional pre-tax savings opportunities for retirement. In addition to individual deferrals, the Company provides a matching contribution and additional quarterly contribution for participating executives which are similar in percentage to the Company contributions made to the Invacare Retirement Savings Plan. This plan is actually two plans operating effectively as one. Originally established as the Invacare Corporation 401(k) Plus Benefit Equalization Plan (the “401(k) Plus Plan”), the plan continues to be available currently to executives as the Invacare Corporation Deferred Compensation Plus Plan (the “DC Plus Plan”). In order to address the requirements of Section 409A of the Internal Revenue Code, effective January 1, 2005, the Company froze the 401(k) Plus Plan and prohibited further deferrals and contributions to the 401(k) Plus Plan for compensation earned after December 31, 2004. All benefits of the participants earned and vested in the 401(k) Plus Plan as of December 31, 2004 remain preserved under the existing plan provisions. In conjunction with this change, the Company adopted the DC Plus Plan, effective January 1, 2005, to provide its executives with a Section 409A-compliant, non-qualified contributory savings plan going forward. These plans are referred to in this proxy statement collectively as the “DC Plus Plan” and are further described under the Non-Qualified Deferred Compensation Table.

The Company also has established a Supplemental Executive Retirement Plan for certain executive officers to supplement other savings plans offered by the Company and provide a specific level of replacement compensation for the executive in retirement. In order to comply with Section 409A of the Internal Revenue Code, the Company froze the original Supplemental Executive Retirement Plan and adopted a new plan which is intended to work in tandem with the original plan and operate effectively as one plan. These combined plans are referred to in this proxy statement collectively as the “SERP.” The purpose of these plans is to provide for basic life and income security needs and recognize career contributions. The normal benefit under the SERP is a single-life annuity in an amount equal to 50% of a participant’s final earnings, which is the participant’s annual base salary and target bonus on the April 1st immediately preceding or coincident with the date of the termination of the participant’s employment, multiplied by a service ratio, which is the participant’s years of service divided by 15 years (but not more than one). This normal benefit is subject to certain reductions, including the annuitized value of Company contributions on behalf of the participant to the Invacare Retirement Savings Plan and the DC Plus Plan, one-half of the participant’s annual Social Security benefit, and other offsets. All of the Named Executive Officers participate in the SERP. In February, 2000, the Compensation Committee granted to Messrs. Gerald B. Blouch, President and Chief Operating Officer, and Louis F.J. Slangen, Senior Vice President-Global Sales and Marketing, the maximum level of replacement compensation (50%) in recognition of their valuable service to the Company. As further described below, the offsets described above that would otherwise have been applicable to Mr. Mixon’s benefit under the SERP have been waived by the Company in recognition of Mr. Mixon’s successful management succession planning and past contributions to the success of the Company. Also, upon joining the Company in 2002, Mr. Thompson was credited with five years of service under the SERP in recognition of the valuable skills and experience he brought to the Company and as a further inducement for him to join the Company. The SERP is further described elsewhere in this proxy statement under the Pension Benefits Table.

Effective January 1, 2005, the Company terminated its sponsored life insurance plan. To replace this benefit, the Company established a Death Benefit Only Plan (“DBO Plan”) for its executives other than the CEO. By participating in the DBO Plan, an executive agrees to limit his coverage under the Company’s other group life insurance plans to a maximum of $50,000. Under the DBO Plan, the executive’s designated beneficiary shall receive a benefit equal to three times the executive’s highest annual base salary plus target bonus (subject to certain limitations) as in effect on the April 1st preceding or coincident with his death if a participant dies while employed by the Company. If a participant dies after attaining age 65 or after his employment with the Company is otherwise terminated following a change of control of the Company, a payment equal to his highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with such event will be payable on behalf of the participant. The Company may, in its discretion, pay an additional amount in order to “gross up” the participant for some or all of the income taxes that may result from the benefits described above. The DBO Plan is further described under Other Potential Post-Employment Compensation.

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company entered into change of control severance protection agreements with key executives, including each of the Named Executive Officers. The agreements provide for the payment and provision of certain benefits to the executives if there is a change of control of the Company and for additional benefits if there is a termination of the executive’s employment with the surviving entity within three years after the change of control. Following a review of these agreements and comparable agreements entered into by other companies with similarly situated executives, the Compensation Committee determined to amend the terms of these agreements during 2006 for the purpose of updating the agreements to incorporate certain new benefit arrangements adopted by the Company and to comply with Section 409A of the Internal Revenue Code.

The Company has also entered into separate agreements with Mr. Blouch, Mr. Richey, Mr. Slangen and Mr. Thompson that provide for the payment of certain severance benefits upon terminations of employment other than terminations following a change of control of the Company. These agreements retain these executives and provide for management continuity in the event of an actual or threatened change-in-control. They also help ensure that executive’s interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause. These agreements are further described under Other Potential Post-Employment Compensation.

In March, 2000, in recognition of the CEO’s many years of service and the successful financial performance of the Company, the Compensation Committee established a Chairman and CEO Retirement Program. Under the program, upon his retirement, Mr. Mixon is to be provided with a spending account for reimbursement of expenses incurred in an ongoing role as consultant to the Company, and certain other benefits, for five years following his retirement. The Chairman and CEO Retirement Program is further described under Other Post-Employment Compensation.

Compensation Policies

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a public company’s chief executive officer and any of its four other highest paid executive officers is not deductible to the company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for “performance-based compensation” if certain requirements are met, including shareholder approval of the material terms of the performance goal. The Company’s equity incentive plans and annual cash bonus plan have been submitted to and approved by the Company’s shareholders. The Compensation Committee therefore believes that (i) most of the cash bonuses paid to the Named Executive Officers in accordance with the Executive Incentive Bonus Plan, and (ii) grants of stock options to key executives under the Company’s equity incentive plans pursuant to the Company’s long-term compensation awards qualify for full deductibility under Section 162(m). However, restricted stock grants and certain cash bonus awards paid to key executive officers (other than under the Executive Incentive Bonus Plan) may not qualify for the exception for performance-based compensation. To the extent practicable in view of its compensation philosophy, the Company seeks to structure its executive compensation to satisfy the requirements for the performance-based compensation exception under Section 162(m). Nevertheless, based upon the Company’s current compensation structure, the Compensation Committee believes that it is in the best interests of the Company and its shareholders for the Compensation Committee to retain flexibility in awarding incentive compensation in the form of restricted stock grants and cash bonus awards that may not qualify for the exception for performance-based compensation. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company and intends to make a determination with respect to this issue on an annual basis.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with or is not exempt from Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. The Company generally seeks to structure its deferred compensation arrangements with its employees to comply with or qualify for an exemption from Section 409A. The Compensation Committee believes that deferred compensation arrangements that do not comply with Section 409A would be of significantly diminished value to its executives. Accordingly, the Compensation Committee has amended its supplemental executive retirement plan and non-qualified deferred compensation plans to comply with Section 409A.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for its Named Executive Officers and other executives for the purpose of aligning the interests of key executives with those of the shareholders of the Company. They also reinforce the primary reason for offering long-term compensation awards.

Moreover, it holds those executives most responsible for creating shareholder value more accountable than other employees. Under the current guidelines of the stock ownership program, executives are expected to own shares equal in value to the following levels:

•	CEO — five times base salary

•	President — three times salary

•	CFO — two times salary

•	Other executive officers — two times salary

Executive officers are expected to reach these levels of ownership by the later of May, 2010 or five years from the executive’s hire date. The number of shares required to be held is established by multiplying the applicable executive’s salary by the applicable multiple and dividing by the Company’s average daily stock price for the previous year. “Stock ownership” is defined to include shares held directly and indirectly by the executive, all unvested restricted stock held by the executive and 30% of the shares underlying unexercised stock options held by the executive that are “in the money” by at least 20%. For purposes of this policy, ownership of the Company’s Class B common shares is treated as ownership of common shares. As of December 31, 2007, each of the Named Executive Officers was in compliance with these guidelines.

Report of the Compensation, Management Development and

Corporate Governance Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement prepared in connection with its 2008 Annual Meeting of Shareholders.

COMPENSATION, MANAGEMENT DEVELOPMENT AND

CORPORATE GOVERNANCE COMMITTEE

James C. Boland, Chairperson

Bernadine P. Healy, M.D.

William M. Weber

The above Report of the Compensation, Management Development and Corporate Governance Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation, Management Development and Corporate Governance Committee was at any time during 2007 or at any other time an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation, Management Development and Corporate Governance Committee. James C. Boland, Bernadine P. Healy, MD and William M. Weber were the non-employee directors who served on the Compensation, Management Development and Corporate Governance Committee during 2007.

Summary Compensation Table

The following table presents the total compensation to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company in 2007 and 2006 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)		All Other Compensation ($)(7)		Total ($)
A. Malachi Mixon III Chairman and Chief Executive Officer	2007 2006	1,074,450 1,074,450	— —	614,292 497,383	222,508 62,974	1,074,450 —	973,025 1,095,261		104,495 118,397	(8) (8)	4,063,220 2,848,465
Gerald B. Blouch President and Chief Operating Officer(9)	2007 2006	674,200 674,200	— —	326,012 297,140	89,637 25,375	640,490 —	707,985 593,781		69,848 70,840	(10) (10)	2,508,172 1,661,336
Gregory C. Thompson Chief Financial Officer(9)	2007 2006	401,200 401,200	— —	171,600 197,366	42,178 11,937	300,900 —	141,759 199,008		50,137 66,431	(11) (11)	1,107,774 875,942
Joseph B. Richey II President — Invacare Technologies and Senior Vice President — Electronics and Design Engineering	2007 2006	422,200 422,200	— —	25,729 5,099	22,731 6,433	316,650 —	— —	(6) (6)	32,854 42,426	(12) (12)	820,164 476,158
Louis F.J. Slangen Senior Vice President — Global Sales and Marketing	2007 2006	386,200 386,200	— —	25,729 5,099	22,731 6,433	289,650 —	337,844 253,201		46,738 55,598	(13) (13)	1,108,892 706,531

(1)	Of the amounts disclosed in this column, the following Named Executive Officers deferred the following portions of such amounts into the DC Plus Plan during 2007: (i) Mr. Mixon: $88,326; (ii) Mr. Blouch: $1,107; (iii) Mr. Thompson: $941; and (iv) Mr. Richey: $2,769; and during 2006: (i) Mr. Mixon: $98,011; (ii) Mr. Blouch: $18,397; (iii) Mr. Thompson: $18,148; (iv) Mr. Richey: $15,289; and (v) Mr. Slangen: $10,405.

(2)	The values reported in this column represent the dollar amount of expense recognized for financial statement purposes for the fiscal year ended December 31, 2007 and for the fiscal year ended December 31, 2006 in accordance with FAS 123R with respect to all restricted stock awarded to each officer during and prior to 2007 and 2006. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see “Shareholders’ Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(3)	The values reported in this column represent the dollar amount of expense recognized for financial statement purposes for the fiscal year ended December 31, 2007 and for the fiscal year ended December 31, 2006 in accordance with FAS 123R with respect to all stock options awarded to each officer during and prior to 2007. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see “Shareholders’ Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(4)

The amounts for 2007 in this column represent compensation payable under the Executive Incentive Bonus Plan. For a description of the 2007 bonus opportunities established by the Compensation Committee under the Executive Incentive Bonus Plan, see footnote (4) to the

Grants of Plan-Based Awards Table that follows. Of the amounts disclosed in this column, Mr. Mixon and Mr. Richey each elected to defer $107,445 and $9,500 of their respective amounts into the DC Plus Plan. The targeted levels established by the Compensation Committee pursuant to the Executive Incentive Bonus Plan for 2006 were not achieved. Accordingly, no compensation was paid to the officers under non-equity incentive plans in 2006.

(5)	The amounts reported in this column represent the amounts accrued as expense by the Company in 2007 and 2006 in accordance with the requirements of FAS 87 and FAS 158 as they relate to the change in present value of the accumulated benefit obligation to the named executives under the SERP. Because four of the named executive officers are already fully vested under the SERP, there was no material increase during 2007 or 2006 in the actual benefit payable under the SERP to any of the named executives except Mr. Thompson who was credited with an additional year of service. No above market or preferential earnings on nonqualified deferred compensation were earned by any officer in 2007 or 2006.

(6)	The aggregate change in the actuarial present value of the accumulated benefits under the SERP for Mr. Richey in 2007 was a decrease of $79,920 and in 2006 was a decrease of $58,820. The value of Mr. Richey’s SERP benefit is decreasing annually, primarily due to his age and the relationship between the rate of change in his annual compensation and the rate projected in the SERP’s benefit calculation factors.

(7)	Compensation reported in this column includes (i) the value of dividends earned on outstanding restricted stock awards (ii) the value of Company contributions made in 2007 and 2006 on behalf of the officer to the Invacare Retirement Savings Plan and the DC Plus Plan; (iii) the value of premiums paid by the Company under the Company’s Executive Disability Income Plan (or, in the case of Mr. Mixon, the premium under a separate disability insurance policy); and (iv) the incremental cost to the Company of perquisites provided by the Company, which include: the payment of premiums on excess liability insurance, an annual physical exam and health screening, and the availability of corporate sporting event tickets for personal use. Perquisites are valued on the basis of the aggregate incremental cost to the Company of providing the perquisite to the applicable officer. The value of personal use of corporate suites or tickets is the price shown on the ticket for the event and does not include annual fees or charges attributable to suite rental or ticket availability.

(8)	Other compensation for Mr. Mixon includes (i) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan and $50,967 contributed by the Company to the DC Plus Plan and (ii) in 2006, $13,000 contributed by the Company to the Invacare Retirement Savings Plan and $53,396 contributed by the Company to the DC Plus Plan.

(9)	On January 15, 2008, Mr. Thompson resigned as Chief Financial Officer of the Company, effective as of March 1, 2008, at which time Mr. Blouch assumed the additional responsibilities as acting Chief Financial Officer.

(10)	Other compensation for Mr. Blouch includes (i) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan and $26,952 contributed by the Company to the DC Plus Plan and (ii) in 2006, $13,000 contributed by the Company to the Invacare Retirement Savings Plan and $30,048 contributed by the Company to the DC Plus Plan.

(11)	Other compensation for Mr. Thompson includes (i) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan and $10,572 contributed by the Company to the DC Plus Plan and (ii) in 2006, $12,032 contributed by the Company to the Invacare Retirement Savings Plan and $14,123 contributed by the Company to the DC Plus Plan.

(12)	Other compensation for Mr. Richey includes (i) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan and $11,832 contributed by the Company to the DC Plus Plan and (ii) in 2006, $12,452 contributed by the Company to the Invacare Retirement Savings Plan and $15,348 contributed by the Company to the DC Plus Plan.

(13)	Other compensation for Mr. Slangen includes (i) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan and (ii) in 2006, $11,636 contributed by the Company to the Invacare Retirement Savings Plan, $13,104 contributed by the Company to the DC Plus Plan and $13,396 in premiums paid by the Company under the Executive Disability Income Plan.

Grants of Plan-Based Awards For Fiscal Year 2007

The following table shows, for the Named Executive Officers, plan-based awards to those officers during 2007, including restricted stock awards and stock option grants, as well as other incentive plan awards.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh- old ($)	Target ($)	Maxi- mum ($)
A. Malachi Mixon III	8/22/07				35,200	(1)				$23.71
	8/22/07						88,100	(2)	$23.71	$7.42
	3/19/07	(3)	1,074,450	(3)
Gerald B. Blouch	8/22/07				14,200	(1)				$23.71
	8/22/07						35,500	(2)	$23.71	$7.42
	3/19/07	(3)	640,490	(3)
Gregory C. Thompson	8/22/07				6,700	(1)				$23.71
	8/22/07						16,700	(2)	$23.71	$7.42
	3/19/07	(3)	300,900	(3)
Joseph B. Richey II	8/22/07				3,600	(1)				$23.71
	8/22/07						9,000	(2)	$23.71	$7.42
	3/19/07	(3)	316,650	(3)
Louis F.J. Slangen	8/22/07				3,600	(1)				$23.71
	8/22/07						9,000	(2)	$23.71	$7.42
	3/19/07	(3)	289,650	(3)

(1)	Restricted shares granted pursuant to the Invacare Corporation 2003 Performance Plan (the “2003 Plan”). These shares vest in 25% increments over four years, commencing November 15, 2008. Dividends accrue and are payable based on the total shares awarded as of the date of grant, irrespective of whether the shares have vested.

(2)	Stock options to purchase common shares of the Company granted under the 2003 Plan. These options become exercisable in 25% increments over four years, commencing September 30, 2008 and expire on August 22, 2017.

(3)	On March 19, 2007, the Compensation Committee established performance goals under the Executive Incentive Bonus Plan for the purpose of providing financial incentives for 2007 to certain key employees, including all of the officers included in the above table. See the “Annual Cash Bonus” discussion in Compensation Discussion and Analysis above for a description of the terms these awards.

Restricted Stock and Stock Options

Each of the restricted stock awards and stock option grants set forth in the above table was awarded under the 2003 Plan. Under the 2003 Plan, and the restricted stock and option award agreements entered into in connection with the awards, the Compensation Committee may make certain adjustments to the awards and the awards may be terminated or amended, as further described below.

Adjustments.    In the event of a recapitalization, stock dividend, stock split, reverse stock split, distribution to shareholders (other than cash dividends), or similar transaction, the Compensation Committee can adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the 2003 Plan and the number and class of shares, and the exercise price, applicable to outstanding awards.

Termination of Awards.    The Compensation Committee may cancel any awards if, without the Company’s prior written consent, the participant (1) within 18 months after the date such participant terminates employment with the Company, renders services for an organization, or engages in a business, that is (in the judgment of the Compensation Committee) in competition with the Company, or (2) discloses to anyone outside of Invacare, or uses for any purpose other than Invacare’s business, any confidential information relating to the Company. In addition, the Compensation Committee may, subject to certain conditions in the 2003 Plan and in its discretion, require the participant to return the economic value of any award that the participant realized or obtained prior to and after such participant engaged in any of the above activities.

Amendment of Awards.    The Compensation Committee may, in its discretion, amend the terms of any award under the 2003 Plan, including to waive, in whole or in part, any restrictions or conditions applicable to, or to accelerate the vesting of, any award. This authority is subject to certain restrictions. In particular, the Compensation Committee may not amend an award in a manner that impairs the rights of any participant without his or her consent, or to reprice any stock options or stock appreciation rights at a lower exercise price, unless in accordance with an adjustment in the context of certain transactions described above.

In addition, in the event of a change in control of the Company, as defined in the 2003 Plan, unless the Board of Directors determines otherwise, (1) all outstanding stock options and stock appreciation rights will become fully exercisable, and (2) all restrictions and conditions applicable to restricted stock and other awards exercisable for common shares of the Company will be deemed to have been satisfied. Any other determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the Directors then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors” for this purpose (or is approved by a committee comprised solely of such “continuing directors”). “Continuing directors” are Directors who were in office prior to the change in control or were recommended or elected to succeed “continuing directors” by a majority of the “continuing directors” then in office (or by a committee comprised solely of such “continuing directors” then in office).

If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the 2003 Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require forfeiture of any equity compensation awarded to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount awarded was calculated, or the vesting of the award was, based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount or vesting of the equity compensation award that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant’s employment, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

The above description highlights certain terms and conditions applicable to the restricted stock and option awards set forth in the Grants of Plan-Based Awards Table above. This summary is not a complete description of the 2003 Plan and is qualified in its entirety by reference to the 2003 Plan, which was included as Appendix A to the Company’s definitive proxy statement filed in connection with its 2006 Annual Meeting of Shareholders, and to the form of Stock Option Agreement under the 2003 Plan and the form of Restricted Stock Agreement under the 2003 Plan, which are included as Exhibits 10(y) and 10(x), respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Executive Incentive Bonus Plan

The Executive Incentive Bonus Plan was unanimously approved and adopted by the Compensation Committee as of March 2, 2005 and was approved and adopted by the shareholders of the Company on May 25, 2005. See the Compensation Discussion and Analysis for a discussion of awards under the Executive Incentive Bonus Plan during 2007.

Purpose.    The Executive Incentive Bonus Plan is intended to provide an incentive to the Company’s executive officers to improve the Company’s operating results and to enable the Company to recruit and retain key officers by making the Company’s overall compensation program competitive with compensation programs of other companies with which the Company competes for executive talent.

Administration.    The plan is administered by the Compensation Committee, which generally has the authority to determine the manner in which the Executive Incentive Bonus Plan will operate, to interpret the provisions of the plan and to make all determinations under the plan.

Eligibility and Participation.    All officers of the Company are eligible to be selected to participate in the Executive Incentive Bonus Plan. The Compensation Committee has the discretion to select those officers who will participate in the plan in any given year. A participant must be employed by the Company on the payment date in order to receive an award under the Executive Incentive Bonus Plan, unless the officer’s employment terminated prior to the payment as a result of death, disability, or retirement. Unless the Compensation Committee determines otherwise, an officer whose employment terminates for any other reason prior to the payment date will not be eligible to receive a bonus award. For 2007, the Compensation Committee determined that the eligible participants under the plan included Messrs. Mixon, Blouch, Thompson, Richey and Slangen, as well as the Company’s Senior Vice President of Business Development and General Counsel and the Senior Vice President of Human Resources.

Awards under the Executive Incentive Bonus Plan.    Awards under the plan are designed to ensure that the compensation of the Company’s officers is commensurate with their responsibilities and contribution to the success of the Company based on market levels indicated by compensation data obtained from time to time by the Company or the independent consultant. For each calendar year or other predetermined performance period, the Compensation Committee will establish a target bonus for each eligible officer, payable if a specified performance goal is satisfied for such performance period.

Performance Goals.    The performance goal for each performance period will provide for a targeted level or levels of performance using one or more of the following predetermined measurements: stock price, net sales, income from operations, earnings before income tax, earnings per share, cost controls, return on assets, and return on net assets employed. For 2007, the bonus award was based upon satisfaction of an adjusted earnings per share target, as further described above in the footnotes to the Grants of Plan-Based Awards table.

The performance goal for a performance period is established in writing by the Compensation Committee on or before the latest date permissible to enable the bonus award to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. The Compensation Committee may during this same time period adjust or modify the calculation of a performance goal for the performance period in order to prevent the dilution or enlargement of the rights of participants (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; and (3) in view of the Compensation Committee’s assessment of the Company’s business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant by the Compensation Committee. The Compensation Committee may establish various levels of bonus depending upon relative performance toward a performance goal.

The target bonus payable to any officer for a performance period is a specified percentage of the officer’s compensation for the performance period, but in no event will the bonus payable to any officer for a performance period exceed $5,000,000. This maximum bonus amount was set in part to permit the Executive Incentive Bonus Plan to accommodate continued growth of the Company and also to comply with the requirements of Section 162(m) of the Internal Revenue Code. The Board of Directors believes that this limit will provide the Compensation Committee with sufficient flexibility to reward exceptional contributions toward the Company’s success. As described in the Compensation Discussion and Analysis elsewhere in this proxy statement, the Compensation Committee currently seeks to give each executive officer an opportunity to earn an annual cash bonus if the target is achieved that would result in total annual cash compensation to the executive officer that approximates the 75th market percentile of compensation paid by other employers with which the Company may compete for executive talent.

In the event of a change in control of the Company, the amount payable to each eligible participant in the plan at the time of such change in control would be equal to the greater of (1) the target bonus that would have been paid if the performance goal for the calendar year in which the change in control occurs had been achieved, or (2) the bonus that would have been paid to the participant if the performance goal that was actually achieved during the portion of the calendar year which occurs prior to the change in control is annualized for the entire calendar year.

If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant’s employment, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

Amendment and Termination.    The Company reserves the right, exercisable by the Compensation Committee, to amend the Executive Incentive Bonus Plan at any time and in any respect, or to terminate the plan in whole or in part at any time and for any reason. Amendments will be subject to the approval of the Company’s shareholders in such manner and with such frequency as is required under Section 162(m) of the Internal Revenue Code.

Outstanding Equity Awards at December 31, 2007

The following table shows, for the Named Executive Officers, outstanding equity awards held by such officers at December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Malachi Mixon III	120,750				$23.6250	3/5/08
	149,500				$23.6875	3/1/09
	176,600				$18.6875	8/31/09
	250,000				$23.4375	3/6/10
	141,300				$25.1250	8/24/10
	112,800				$33.50	10/31/11
	122,400				$36.40	8/21/12
	137,900				$37.70	8/20/13
							2,627	(1)	$66,200
	142,000				$44.30	8/24/14
							5,422	(2)	$136,634
	120,800				$41.87	9/8/15
							11,196	(3)	$282,139
	22,025	66,075	(4)		$22.66	8/23/16
							26,400	(5)	$665,280
		88,100	(6)		$23.71	8/22/17
							35,200	(7)	$887,040

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gerald B. Blouch	57,600				$23.6250	3/5/08
	63,700				$23.6875	3/1/09
	75,300				$18.6875	8/31/09
	100,000				$23.4375	3/6/10
	63,300				$25.1250	8/24/10
	50,600				$33.50	10/31/11
	55,000				$36.40	8/21/12
	58,700				$37.70	8/20/13
							1,627	(1)	$41,000
	56,300				$44.30	8/24/14
							3,356	(2)	$84,571
	45,400				$41.87	9/8/15
							6,929	(8)	$174,611
	8,875	26,625	(4)		$22.66	8/23/16
							10,650	(5)	$268,380
		35,500	(6)		$23.71	8/22/17
							14,200	(7)	$357,840
Gregory C. Thompson	82,000				$32.70	11/04/12
	28,800				$37.70	8/20/13
							873	(1)	$22,000
	25,900				$44.30	8/24/14
							1,872	(2)	$47,174
	22,400				$41.87	9/8/15
							3,865	(9)	$97,398
	4,175	12,525	(4)		$22.66	8/23/16
							5,025	(5)	$126,630
		16,700	(6)		$23.71	8/22/17
							6,700	(7)	$168,840
Joseph B. Richey II	17,900				$23.6250	3/5/08
	21,600				$23.6875	3/1/09
	25,500				$18.6875	8/31/09
	21,000				$25.1250	8/24/10
	15,800				$33.50	10/31/11
	17,000				$36.40	8/21/12
	15,400				$37.70	8/20/13
	25,900				$44.30	8/24/14
	22,400				$41.87	9/8/15
	2,250	6,750	(4)		$22.66	8/23/16
							2,700	(5)	$68,040
		9,000	(6)		$23.71	8/22/17
							3,600	(7)	$90,720

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Louis F.J. Slangen	18,600				$23.6250	3/5/08
	21,800				$23.6875	3/1/09
	21,000				$25.1250	8/24/10
	20,000				$33.50	10/31/11
	21,800				$36.40	8/21/12
	21,500				$37.70	8/20/13
	25,900				$44.30	9/30/14
	22,400				$41.87	9/8/15
	2,250	6,750	(4)		$22.66	8/23/16
							2,700	(5)	$68,040
		9,000	(6)		$23.71	8/22/17
							3,600	(7)	$90,720

(1)	These restricted shares vest on May 1, 2008.

(2)	Half of these restricted shares vest on May 1, 2008, with the remaining half to vest on May 1, 2009.

(3)	These restricted shares vest in approximate 1/3 increments over three years starting May 1, 2008.

(4)	These stock options become exercisable in 25% increments over four years commencing September 30, 2007.

(5)	These restricted shares vest in approximate 1/3 increments over three years starting November 15, 2008.

(6)	These stock options become exercisable in 25% increments over four years commencing September 30, 2008.

(7)	These restricted shares vest in 25% increments over four years commencing November 15, 2008.

(8)	These restricted shares vest according to the following schedule: 2,310 vest on May 1, 2008; 2,310 vest on May 1, 2009; and 2,309 vest on May 1, 2010.

(9)	These restricted shares vest according to the following schedule: 1,289 vest on May 1, 2008; 1,288 vest on May 1, 2009; and 1,288 vest on May 1, 2010.

Option Exercises and Stock Vested During Fiscal Year 2007

The following table shows, for the Named Executive Officers, information regarding each exercise of a stock option and each vesting of restricted stock during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. Malachi Mixon III	—	—	3,670	$64,739
			2,627	$46,340
			2,712	$47,840
			3,733	$65,850
			8,800	$224,048
Gerald B. Blouch	—	—	2,272	$40,078
			1,627	$28,700
			1,678	$29,600
			2,310	$40,748
			3,550	$90,383
Gregory C. Thompson	—	—	1,280	$22,579
			873	$15,400
			936	$16,511
			1,289	$22,738
			1,675	$42,646
Joseph B. Richey II	—	—	900	$22,914
Louis F.J. Slangen	—	—	900	$22,914

Pension Benefits for Fiscal Year 2007

The following table presents certain information for each of the Named Executive Officers with respect to the SERP.

Name	Plan Name(1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year ($)
A. Malachi Mixon III	SERP	27		10,041,378	(3)	—
Gerald B. Blouch	SERP	16		4,015,298		—
Gregory C. Thompson	SERP	10	(4)	710,380		—
Joseph B. Richey II	SERP	23		2,167,451		—
Louis F.J. Slangen	SERP	20		1,738,594		—

(1)	The SERP is the Company’s original Supplemental Executive Retirement Plan and a new plan which is intended to work in tandem with the original plan to operate effectively as one plan, as further described below under Supplemental Executive Retirement Plan (collectively, the “SERP”).

(2)	This column presents the actuarial present value of each officer’s accumulated benefit under the applicable plan, computed as of the same pension plan measurement date used for financial statement reporting purposes. For purposes of this calculation, Named Executive Officers are assumed to have worked until the normal retirement age as defined in the SERP, which is the attainment of age 65.

(3)	In recognition of Mr. Mixon’s successful completion of management succession planning and his past contributions to the Company, in 2000, the Compensation Committee waived the “Company contribution offset” to his SERP balance.

(4)	In consideration of his joining the Company in 2002, Mr. Thompson was credited with five years of service under the SERP.

Supplemental Executive Retirement Plan

In 1995, the Company established the SERP for certain executive officers to supplement other savings plans offered by the Company so as to provide a specific level of replacement compensation for retirement. In order to comply with Section 409A of the Internal Revenue Code, in 2005 the Company froze the original Supplemental Executive Retirement Plan and adopted a new plan, effective in 2005, which is intended to work in tandem with the original plan and operate effectively as one plan.

Under the SERP, the normal retirement date is either age 65 or, if the executive has reached 15 years of service, age 62. The normal benefit is a single-life annuity in an amount equal to 50% of a participant’s final earnings, which is the participant’s annual base salary and target bonus on the April 1st immediately preceding or coincident with the date of the termination of the participant’s employment, multiplied by a service ratio, which is the participant’s years of service divided by 15 years (but not more than one). This normal benefit is subject to certain reductions, including the annuitized value of Company contributions to the Invacare Retirement Savings Plan and the DC Plus Plan, one-half of the annual Social Security benefit, and other offsets. An early retirement benefit is available once the executive reaches age 55 with 10 years of service, in an amount equal to the normal retirement benefit reduced by 6% for each year that precedes the executive’s normal retirement date under the plan. A participant’s benefits under the SERP vest over five years (i.e., 20% per year), so that a participant is fully vested (100%) five years after becoming a participant in the SERP. The SERP also provides for certain disability benefits, termination benefits and change of control benefits. Upon disability, the participant becomes 100% vested and unreduced normal retirement benefits are commenced. Upon termination prior to early or normal retirement, the participant becomes entitled to receive, when and if the participant reaches retirement age, the vested portion of the accrued normal retirement benefit. The amount of the benefit is subject to reduction in such cases, depending upon the age of the participant when he elects to begin receiving the benefit. Upon a change of control, if the participant’s employment is subsequently terminated for any reason other than death within three years after the change of control (two years for amounts under the original plan), the participant receives a lump sum benefit that is actuarially equivalent to his normal retirement benefit and is treated as 100% vested with a service ratio of one (i.e., treated as having at least 15 years of service). Actuarial equivalence is calculated on the basis of the 1983 Group Annuity Mortality table and the greater of 8% annual interest or Moody’s Corporate Bond Yield Average rate for the prior calendar year.

The SERP is a nonqualified plan and, thus, the benefits accrued under these plans would be subject to the claims of the Company’s general creditors if the Company were to file for bankruptcy. The benefits will be paid (1) from an irrevocable grantor trust which has been partially funded from the Company’s general funds and/or (2) directly from the Company’s general funds.

The present value of each Named Executive Officer’s accumulated benefit under the SERP is calculated based on a number of factors, including current compensation data, the provisions of the SERP, and the following assumptions: the executive salary will increase at a rate of 4.0% per year; the consumer price index will increase at a rate of 3.0% per year; the executive’s retirement age will be age 65; the corporate annual income tax rate will be 40.0%; future contributions by the Company to the tax-qualified Invacare Retirement Savings Plan to offset the SERP will increase at a rate of 6.0% per year; earnings on Company contributions to the SERP will average 8.0% per year; and a discount rate of 6.0%.

Nonqualified Deferred Compensation for Fiscal Year 2007

The following table presents information for each of the Named Executive Officers regarding contributions, earnings, withdrawals and balances under the DC Plus Plan.

Name	Executive Contributions in 2007 ($)(1)	Registrant Contributions in 2007 ($)(2)	Aggregate Earnings in 2007 ($)(3)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at December 31, 2007 ($)(6)
A. Malachi Mixon III	107,445	55,467	484,372	4,112,245	817,781
Gerald B. Blouch	20,226	31,452	41,484	24,400	886,449
Gregory C. Thompson	20,060	15,072	10,447	24,220	144,099
Joseph B. Richey II	16,888	16,332	31,484	19,035	649,271
Louis F.J. Slangen	15,448	14,172	123,478	15,770	1,666,577

(1)	The amounts reported in this column represent the portion of the officer’s salary and/or bonus, as reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, that was deferred into the plan.

(2)	The amounts reported in this column have been included with respect to each officer in the “All Other Compensation” column of the Summary Compensation Table above, as described in footnote (7) to that Table.

(3)	No portion of the amounts reported in this column that represent accrued interest has been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, since none of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan.

(4)	Please see the discussion below under DC Plus Plan for a description of how earnings under the plan are calculated.

(5)	The distributions shown for each of Messrs. Blouch, Thompson, Richey and Slangen and $24,400 of the distributions shown for Mr. Mixon reflect a transfer to the officer’s account under the tax-qualified Invacare Retirement Savings Plan up to the amount allowed by IRS limitations, pursuant to the terms of the DC Plus Plan. The remaining amount of the distributions shown for Mr. Mixon reflect Mr. Mixon’s election during 2007 to withdraw a portion of the balance of his account pursuant to the terms of the plan.

(6)	Other than registrant contributions (and the earnings thereon) made by the Company on behalf of each Named Executive Officer, the account balances shown in this column are solely attributable to deferrals by the Named Executive Officers of previously earned compensation and the earnings on these amounts.

DC Plus Plan

The DC Plus Plan is a non-qualified contributory savings plan for highly compensated employees. The program is offered to allow participants to defer compensation above the amount allowed in the Invacare Retirement Savings Plan, the Company’s qualified retirement plan, and to provide participants with additional pre-tax savings opportunities. The DC Plus Plan is actually two plans operating effectively as one. In 2004, the Company froze what was originally established as the 401(k) Plus Plan and prohibited further deferrals and contributions to that plan for compensation earned after December 31, 2004. It then adopted the DC Plus Plan, effective January 1, 2005, in order to address the requirements of Section 409A of the Internal Revenue Code. All benefits of the participants earned and vested in the 401(k) Plus Plan as of December 31, 2004 remain preserved under the existing plan provisions. These plans are referred to in this proxy statement collectively as the “DC Plus Plan.”

The DC Plus Plan allows participants to defer all or any portion of their annual cash bonus compensation and up to 50% of their salary to the plan. The Company provides a matching contribution on amounts deferred of up to an annual maximum of 2% of salary, as well as a quarterly contribution of up to 4% of salary for the benefit of eligible participants. The DC Plus Plan works in tandem with the Invacare Retirement Savings Plan, in that the participant can elect for funds to be transferred to the qualified plan on an annual basis, as determined by IRS limitations. Participants may allocate contributions among an array of funds representing a full range of risk/return profiles, including Company common shares reflected in phantom share units. Employee deferrals and contributions by the Company for the benefit of each employee are credited with earnings, gains or losses based on the performance of investment funds selected by the employee. Earnings under the DC Plus Plan are based on the following underlying funds, which had the following annual returns in 2007: Managed Income Portfolio, 4.37%; PIMCO Total Return Fund, 8.81%; Dodge & Cox Balanced Fund, 1.73%; Fidelity Equity-Income Fund, 1.40%; Spartan U.S. Equity Index Fund, 5.43%; Harbor Small Cap Value Fund, (1.67)%; Fidelity Growth Company Fund, 19.89%; Harbor Small Cap Growth Fund, 13.64%; Fidelity Diversified International Fund, 16.03%; and Invacare Common Stock, 2.96%. These funds generally are the same as are offered for investment under the Invacare Retirement Savings Plan. Participants do not have any direct interest in or ownership of the funds. Participant’s contributions are always 100% vested and employer contributions vest according to a five year graduated scale. All distributions from the plan are in the form of cash and paid in a single lump sum upon termination of employment unless the participant has a qualifying termination (i.e., after reaching retirement age or on account of death or disability), the account is over the required threshold amount (i.e., over $20,000 in the 401(k) Plus Plan portion and $10,000 in the DC Plus Plan portion), and the participant has elected to receive payment in installments instead of a lump sum. The installment period can not exceed 15 years. Distributions under the DC Plus Plan may be made only upon termination of the employee’s employment, death, disability or hardship, or at a time certain specified by the employee at the time of deferral in accordance with the terms of the plan. However, distributions of amounts held under the original 401(k) Plus Plan may be made at any time at the election of the participant, subject to the forfeiture by the participant of 5% of the amount distributed. Elections to participate in the DC Plus Plan must be made by the employee in accordance with the requirements of the plan and applicable law.

Other Potential Post-Employment Compensation

Severance and Change of Control Benefits

Upon termination of employment for certain reasons (other than a termination following a change of control of the Company) severance benefits may be paid to the Named Executive Officers. The severance benefits payable to Mr. Blouch are addressed in his Severance Protection Agreement, discussed below, and the severance benefits payable to Messrs. Richey, Slangen and Thompson are addressed in the description of each of their respective letter agreements below. Mr. Mixon is not covered under a general severance agreement, but is entitled to receive benefits under a change of control agreement (discussed below under Change of Control Agreements) like all of the other Named Executive Officers and under a Chairman and CEO Retirement Program (discussed below under Chairman and CEO Retirement Program).

Severance Protection Agreement

In 2002, the Company entered into a Severance Protection Agreement with Mr. Blouch. Under the terms of the agreement, if Mr. Blouch’s employment is terminated by reason of death or disability, by the Company for cause (as defined in the agreement) or by Mr. Blouch other than for good reason (as defined in the agreement), he or his estate is entitled to receive payment of any compensation and benefits accrued but unpaid at the time of such termination. If Mr. Blouch’s employment is terminated by the Company other than for cause or by Mr. Blouch for good reason (but not due to death or disability) and, if Mr. Blouch is not entitled to receive benefits under his change of control agreement (discussed below under Change of Control Agreements), he then is entitled to receive the following benefits:

•	compensation equal to three times the amount of his then applicable annual base salary, to be paid in three equal annual installments;

•	75% of his target bonus for the year in which employment ends, to be paid in three equal annual installments;

•	any then-outstanding stock option grant or stock award shall immediately vest in full as of the date of termination of employment, unless stated otherwise in the option agreement; and

•

the exercise period of any unexercised stock option shall be extended until the earlier of two years after the date of termination of employment or expiration of the option, unless stated otherwise in the option agreement. In addition, Mr. Blouch may exercise all options by means of a cashless exercise program, so long as (a) the program is permitted under applicable law, and (b) the Company is not required to recognize additional compensation expense as a result of the exercise.

In accordance with the terms described above, assuming that Mr. Blouch’s employment with the Company was terminated by the Company other than for cause or by Mr. Blouch for good reason (but not due to death or disability) as of December 31, 2007, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $2,022,600 in respect of three times his applicable base salary; (2) $880,368 in respect of 75% of his applicable target bonus; and (3) $1,046,925 in respect of the present value of acceleration of vesting of outstanding unvested stock option grants and restricted stock awards and of the extension of the exercise periods of outstanding unexercised stock options, for a total of $3,949,893.

The agreement contains provisions which restrict Mr. Blouch’s ability to engage in any business that is competitive with the Company’s business, or to solicit Company employees, customers or suppliers for a period of two years following the date of termination of his employment or two years after the last payment due to Mr. Blouch pursuant to the severance provisions described above, whichever is later. The agreement also contains provisions requiring Mr. Blouch to maintain the confidentiality of non-public Company information during and after his employment and to assign to the Company any rights that he may have in any intellectual property developed in the course of his employment.

Other Severance Arrangements

The Company has entered into letter agreements with each of Messrs. Richey, Slangen and Thompson which provide that, upon a termination of employment other than by the Company for cause or following a change of control of the Company, each executive will be entitled to continuation of his then-applicable base salary for one year, to receive a pro rata portion of his target bonus for the year in which his employment ends based on the date of termination, and to continuation of health insurance benefits until the earlier of the end of the severance period or such time as he obtains employment that provides such coverage.

In accordance with the terms described above, assuming that the employment of each of Messrs. Richey, Slangen and Thompson was terminated by the Company other than for cause as of December 31, 2007, and assuming that these individuals were not entitled to benefits under their change of control agreements, the amounts and/or values of the benefits they each would be entitled to receive are as follows: (1) Mr. Richey would be entitled to $422,200 in respect of the continuation of his current base salary for one year, $316,650 in respect of his target bonus for the year and $6,252 in respect of the continuation of his current health insurance benefits for one year, for a total of $745,102; (2); Mr. Slangen would be entitled to $386,200 in respect of the continuation of his current base salary for one year, $289,650 in respect of his target bonus for the year and $6,252 in respect of the continuation of his current health insurance benefits for one year, for a total of $682,102; and (3) Mr. Thompson would be entitled to $401,200 in respect of the continuation of his current base salary for one year, $300,900 in respect of his target bonus for the year and $6,252 in respect of the continuation of his current health insurance benefits for one year, for a total of $708,352.

The Company also has entered into a technical information and non-competition agreement with each of Messrs. Richey, Slangen and Thompson which contain provisions requiring each executive to maintain the confidentiality of non-public Company information during and after his employment and to assign to the Company any rights that he may have in any intellectual property developed in the course of his employment. The agreements also contain provisions which restrict each executive’s ability to engage in any business that is competitive with the Company’s business, or to solicit Company employees, customers or suppliers for a period of three years following the date of termination of his employment; provided that, if the executive is unable to obtain employment consistent with his training and education solely because of the non-competition provisions of the agreement, the provisions will be effective only for so long as the Company makes monthly payments to the executive equal to his monthly base salary at the time of termination of his employment with the Company (including payment of premiums for health and life insurance as generally provided to the Company’s employees).

Change of Control Agreements

The Company has entered into change of control agreements with certain of its executive officers, including each of the Named Executive Officers. The agreements continue through December 31 of each year and are automatically extended in one-year increments unless the Company gives prior notice of termination at least one year in advance. These agreements are intended to ensure the continuity of management and the continued dedication of the executives during any period of uncertainty caused by the possible threat of a takeover. Except in two respects, Invacare’s change of control agreements are so-called “double trigger” agreements in that they do not provide for benefits unless there is both a change of control of the Company and an executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) within three years after the change of control. The two exceptions are (a) in most cases, an executive’s unvested stock options and unvested restricted shares will immediately vest upon a change of control without the requirement of a termination of employment without cause or resignation for good reason and (b) if an executive remains in the employ of the Company for at least one year after the change of control, the executive is entitled to receive a retention bonus (as more fully described below) again without the requirement of a termination of employment without cause or resignation for good reason. The retention bonus is included as an incentive to the continued employment and dedication of the executive during the year following a change of control, which the Company believes increases the value of the Company to a potential acquirer.

In the event that there is a change of control of the Company (as defined in the agreement) and the executive remains employed by the Company on the first anniversary of the change of control, the executive is entitled to receive a retention bonus payment equal to the sum of (a) the highest annual base salary paid by the Company to the executive since the effective date of the agreement; and (b) the higher of the executive’s target bonus amounts for the two previous fiscal years (such sum being hereinafter referred to as “Base Compensation”). Assuming a change of control of the Company as of December 31, 2007, if each of the Named Executive Officers were to remain employed by the Company one year after the change of control, he would be entitled to receive a retention payment equal to his Base Compensation as follows: (1) Mr. Mixon: $2,148,900; (2) Mr. Blouch: $1,314,690; (3) Mr. Richey: $738,850; (4) Mr. Slangen: $675,850; and (5) Mr. Thompson: $702,100.

If the executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) at any time during the three year period following a change of control under the conditions set forth in the agreements, the executive will receive, in addition to accrued but unpaid salary, bonus and vacation pay, the following:

•	a lump sum amount equal to three times the executive’s Base Compensation, less the one year retention payment paid to the executive, if any, as described above;

•

a lump sum amount equal to three times the greatest contribution made by the Company to each of the Invacare Retirement Savings Plan, the 401(k) Plus Plan and the DC Plus Plan on behalf of the executive for any year in the three years prior to the change of control;

•

a lump sum amount equal to the difference between (a) the amount payable to the executive under the Company’s SERP and (b) the amount that would have been payable to the executive under the Company’s SERP if the executive had continued to be employed by the Company for three years after termination of employment at the highest level of annual compensation received by the executive from the Company in any year during the three years prior to the change of control;

•

continuing coverage under the Company’s health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years after termination of employment; and

•

a lump sum payment as necessary to “gross up,” on an after-tax basis, the executive’s compensation for all excise taxes and any penalties and interest imposed by Section 4999 of the Internal Revenue Code and Section 409A of the Internal Revenue Code.

The Company’s equity compensation plans, the 401(k) Plus Plan, the DC Plus Plan and the SERP provide for the following upon a change in control:

•	accelerated vesting of all outstanding unvested stock options, so that all options become exercisable in full;

•	accelerated vesting of all outstanding restricted stock; and

•	immediate vesting of the executive’s rights under the 401(k) Plus Plan, the DC Plus Plan and the SERP (as if the executive achieved the maximum normal retirement benefit).

The change in control agreements also provide for these benefits if the executive is terminated without cause or resigns for good reason within three years after the change in control. Accordingly, the executive would receive the accelerated vesting of these benefits under the change in control agreements upon a qualifying termination of employment if they were not otherwise provided for under the plans at the time of the change of control, as a result of the Board determining not to accelerate vesting or due to an amendment in the terms of the plans. The change in control agreements further provide that all vested options will continue to be exercisable for two years after termination (unless the option earlier expires by its terms) and for the immediate vesting of the executive’s rights under the Invacare Retirement Savings Plan.

The table below reflects the approximate amounts that would be payable to each Named Executive Officer under the individual change of control agreements assuming that the change of control occurred at December 31, 2007 and that such executive’s employment was terminated in a manner triggering payment of the above benefits, including a gross-up for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and assuming that no payments would be subject to excise tax or penalties imposed by Section 409A of the Internal Revenue Code.

Name	Lump Sum Severance Amount(1)	Retirement Plan Enhancement(2)	Continuing Benefit Plan Coverage(3)	Early Vesting of Stock Options(4)	Early Vesting of Restricted Stock(4)	Estimated Tax Gross Up(5)	Total(6)
A. Malachi Mixon III	$6,640,125	$—	$75,176	$87,739	$576,383	$—	$7,379,423
Gerald B. Blouch	$4,065,450	$—	$47,562	$35,224	$245,081	$—	$4,393,317
Gregory C. Thompson	$2,258,415	$1,531,951	$49,580	$16,570	$119,112	$2,906,747	$6,882,375
Joseph B. Richey II	$2,292,570	$—	$24,839	$9,006	$52,232	$—	$2,378,647
Louis F. J. Slangen	$2,097,066	$—	$63,128	$8,963	$51,995	$970,341	$3,191,493

(1)	This amount is comprised of (i) a lump sum amount equal to three times the executive’s Base Compensation (which is $6,446,700 for Mr. Mixon, $3,944,070 for Mr. Blouch, $2,106,300 for Mr. Thompson, $2,216,550 for Mr. Richey and $2,027,550 for Mr. Slangen); (ii) a lump sum amount equal to three times the greatest contribution made by the Company on behalf of the executive for any year in the three years prior to the change of control to (A) the Invacare Retirement Savings Plan (which is $40,500 for Messrs. Mixon, Blouch, Richey Slangen and Thompson), (B) the DC Plus Plan (which is $152,925 for Mr. Mixon, $80,880 for Mr. Blouch, $31,740 for Mr. Thompson, $35,520 for Mr. Richey and $29,016 for Mr. Slangen), and (iii) a lump sum amount equal to the difference between (a) the amount payable to the executive under the SERP and (b) the amount that would have been payable to the executive under the SERP if he had continued to be employed by the Company for three years after termination of employment (which is $79,875 for Mr. Thompson; Messrs. Mixon, Blouch, Richey and Slangen are each 100% vested with a service ratio that allows for maximum benefits under the SERP and therefore receive no additional benefit pursuant to the applicable provisions of the change of control agreements).

(2)	This amount is comprised of (i) the present value of the difference between (a) the actuarial equivalent of the retirement benefit payable to the executive under the SERP assuming the vesting percentage and service ratio are accelerated to allow for maximum benefits and (b) the actuarial equivalent of the retirement benefit currently payable to the executive under the SERP without acceleration, which is $1,531,951 for Mr. Thompson; (ii) the present value of the difference between (a) the amount of the executive’s vested account balance under the Invacare Retirement Savings Plan, assuming 100% vesting of all contributions, and (b) the amount of the executive’s currently vested account balance under the Invacare Retirement Savings Plan; (iii) the present value of the difference between (a) the amount of the executive’s vested account balance under the 401(k) Plus Plan, assuming 100% vesting of all contributions and (b) the amount of the executive’s currently vested account balance under the 401(k) Plus Plan; and (iv) the present value of the difference between (a) the amount of the executive’s vested account balance under the DC Plus Plan, assuming 100% vesting of all contributions and (b) the amount of the executive’s currently vested account balance under the DC Plus Plan. Assuming a change of control of the Company and termination of his employment as of December 31, 2007, Mr. Thompson would become 100% vested in the SERP with a service ratio that would allow for maximum benefits. As of December 31, 2007, Mr. Thompson was 100% vested in each of the Invacare Retirement Savings Plan, the 401(k) Plus Plan and the DC Plus Plan. Messrs. Mixon, Blouch, Richey and Slangen are each currently 100% vested in each of the above mentioned plans and have achieved the service ratio necessary to allow for maximum benefits under the SERP and therefore would receive no additional benefits under the SERP as a result of a change of control.

(3)	This amount represents the present value of continuing coverage under the Company’s health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years following the date of termination.

(4)	These awards would become vested and the amount shown represents the present value of the acceleration of vesting under Section 4999 of the Internal Revenue Code.

(5)	The estimated tax gross-up is calculated assuming that a change of control of the Company and termination of the executive’s employment occurred at December 31, 2007 and assuming that none of the payments made pursuant to the change of control agreements were made in consideration of past services.

(6)	The amounts in this column do not include amounts that would be payable to the Named Executive Officers under the Company’s Death Benefit Only Plan if the executive subsequently died following a termination of his employment after a change of control. The amounts payable under the Death Benefit Only Plan in such an event are described and quantified below in “Retirement and Other Post-Termination Benefits — Death Benefit Only Plan.”

Retirement and Other Post-Termination Benefits

The Company maintains other plans and arrangements with its Named Executive Officers which provide for post-employment benefits upon the retirement or death of the executives, as further described below.

Retirement Plans

The Company’s Named Executive Officers are eligible to participate in the SERP and the DC Plus Plan. The SERP and the present value of the accumulated benefits of each Named Executive Officer under the SERP are described elsewhere in this proxy statement under the Pension Benefits Table. The DC Plus Plan and the aggregate account balance of each Named Executive Officer under the plan are described elsewhere in this proxy statement under the Non-Qualified Deferred Compensation Table.

Death Benefit Only Plan

The Company maintains a Death Benefit Only Plan (“DBO Plan”) for its senior executives other than the CEO. By participating in the DBO Plan, an executive agrees to limit his coverage under the Company’s other group life insurance plans to a maximum of $50,000. Under the DBO Plan, subject to certain limitations, if a participant dies while employed by the Company, his designated beneficiary shall receive a benefit equal to three times the executive’s highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with his death. If a participant dies after attaining age 65 or after his employment with the Company is otherwise terminated following a change of control of the Company, a payment equal to his highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with such event will be payable on behalf of the participant. The Company may, in its discretion, pay an additional amount in order to “gross up” the participant for some or all of the income taxes that may result from the benefits described above. With respect to each Named Executive Officer, if the executive had died on December 31, 2007, the following amounts would have been payable on an after-tax basis under the DBO Plan: (1) $3,942,900 to the beneficiaries of Mr. Blouch; (2) $768,404 to the beneficiaries of Mr. Richey (who is over age 65); (3) $2,027,550 to the beneficiaries of Mr. Slangen; and (4) $2,106,300 to the beneficiaries of Mr. Thompson. Upon a change of control of the Company, the Company’s obligations under the DBO Plan will be binding on any successor to the Company and the foregoing benefits would be payable to a participant under the DBO Plan in accordance with the terms described above upon the death of the participant following the change of control.

Chairman and CEO Retirement Program

In March 2000, the Company established a retirement program for Mr. Mixon. Under the program, upon his retirement, Mr. Mixon is to be provided with a spending account of $200,000 per year for each of the five years following retirement for reimbursement of office and clerical support, financial and legal planning and other reasonable expenses incurred in an ongoing role as consultant to the Company. If, at the end of any year, any amounts remain in such account, the remaining amounts are to be paid to Mr. Mixon or his beneficiaries. The program further provides that, for each of the five years following his retirement, Mr. Mixon will be reimbursed for the cost of private or first class airfare of up to a maximum of $30,000 per year, the cost of home security expenses of up to $2,000 per year and the annual premium cost for medical insurance for Mr. Mixon and his spouse that is substantially similar to that maintained by the Company on his behalf prior to his retirement. In addition, during the five years after his retirement, Mr. Mixon will continue to be eligible to participate, at the Company’s cost, in such personal umbrella insurance coverage and medical check-up benefit plans as may be maintained by the Company for its senior executives. The program will terminate on the earlier of the fifth anniversary of Mr. Mixon’s retirement from the Company or a change of control of the Company as defined under the Change of Control Agreements described above. The Company estimates that, assuming that Mr. Mixon retired from the Company at December 31, 2007, the total amount payable to Mr. Mixon in connection with the foregoing benefits over the five-year period following retirement would be equal to approximately $1,250,650.

Compensation of Directors

Non-employee directors were paid a $35,000 annual retainer in 2007, which remained the same as 2006, $2,000 per Board meeting attended and $1,500 per committee meeting attended, or $2,000 per committee meeting for the committee chairperson. If the Board or a committee meets via teleconference, the directors attending the meeting receive one-half of the normal Board or committee meeting attendance fee. In February 2008, the Company established the new position of Lead Director, who will receive an annual retainer of $10,000 per year. The Chairman of the Audit Committee receives an additional retainer of $5,000 per year. In addition, all non-employee directors have historically received annual stock option grants to acquire up to 4,000 shares vesting over a four-year term. Because the 2007 stock option grants were made in August, 2007 rather than March of that year, the amount of the 2007 grant for each non-employee director was increased from 4,000 shares to 5,650 shares.

Directors are eligible to defer compensation payable by the Company for their services as a director into discounted (to 75% of market value on the date of grant) stock options granted under the 2003 Plan. Of the amounts reflected in the “Fees Earned or Paid in Cash” column in the table below, Mr. Delaney deferred $4,600 and Mr. Kasich deferred $48,000 of their 2007 compensation and, as a result, each was issued stock options on December 16, 2006 with an exercise price per share discounted 25% from the closing price per share of the Company’s common shares as quoted on the New York Stock Exchange on that date.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
James Boland	60,750	(2)	—	12,238	(3)	—	—	—		72,988
Michael Delaney	47,000	(4)	—	12,238	(5)	—	—	—		59,238
Dr. C. Martin Harris	43,500	(6)	—	12,238	(7)	—	—	920	(8)	56,658
Dr. Bernadine Healy	53,250	(9)	—	12,238	(10)	—	—	—		65,488
General James L. Jones	38,167	(11)	—	12,238	(12)	—	—	—		50,405
John Kasich	48,000	(13)	—	12,238	(14)	—	—	—		60,238
Dan T. Moore	49,500	(15)	—	12,238	(16)	—	—	—		61,738
William Weber	68,000	(17)	—	12,238	(18)	—	—	—		80,238

(1)	The values reported in this column represent the dollar amount of expense recognized for financial statement purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R with respect to all stock options awarded to each director during or prior to 2007. The grant date fair value per share of the stock options granted to each of the directors in 2007 was between $6.59 and $8.97. For a description of the assumptions made in computing the values reported in this column, see “Shareholders’ Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	The fees to Mr. Boland include a $35,000 retainer, $8,000 for attendance at four Board meetings, $6,000 for attendance (as committee chair) at three meetings of the Compensation, Management Development and Corporate Governance Committee, $6,000 for attendance at four meetings of the Audit Committee, $3,750 for attendance at five teleconference meetings of the Audit Committee, $1,000 for attendance at one Board teleconference meeting and $1,000 for attendance (as committee chairman) at one teleconference meeting of the Compensation Committee.

(3)	As of the end of the fiscal year, Mr. Boland held options to buy 64,829 common shares of the Company under the Invacare Corporation 1992 Non-Employee Directors Stock Option Plan, the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between October 30, 1998 and December 14, 2007, at exercise prices between $16.03 to $47.01 per share, will expire between October 30, 2008 and December 14, 2017, and became or will become exercisable between October 30, 1999 and September 30, 2011.

(4)	The fees to Mr. Delaney include a $35,000 retainer, $8,000 for attendance at four Board meetings, $1,000 for attendance at one Board teleconference meeting and $3,000 for attendance at two meetings of the Investment Committee. Mr. Delaney deferred certain of his 2007 Director fees, as further described above.

(5)	As of the end of the fiscal year, Mr. Delaney held options to buy 24,242 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between March 2, 1999 and December 14, 2007, at exercise prices between $16.3125 to $47.01 per share, will expire between March 2, 2009 and December 14, 2017, and became or will become exercisable between March 31, 2000 and September 30, 2011.

(6)	The fees to Dr. Harris include a $35,000 retainer, $6,000 for attendance at three Board meetings, $1,000 for attendance at one Board teleconference meeting and $1,500 for attendance at one meeting of the Investment Committee.

(7)	As of the end of the fiscal year, Dr. Harris held options to buy 31,325 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between February 5, 2003 and August 22 2007, at exercise prices between $22.68 to $47.01 per share, will expire between February 5, 2013 and August 22, 2017, and became or will become exercisable between December 31, 2003 and September 30, 2011.

(8)	Other compensation includes personal use of corporate suites or tickets to sporting events. See the discussion in footnote 7 to the Summary Compensation Table for a description of the Company’s methodology for determining the incremental cost of this perquisite.

(9)	The fees to Dr. Healy include a $35,000 retainer, $8,000 for attendance at four Board meetings, $4,000 for attendance at two meetings of the Investment Committee (as committee chairperson), $4,500 for attendance at three meetings of the Compensation Committee $1,000 for attendance at one Board teleconference meeting and $750 for attendance at one teleconference meeting of the Compensation Committee.

(10)	As of the end of the fiscal year, Dr. Healy held options to buy 45,087 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between March 2, 1999 and August 22, 2007, at exercise prices between $16.03 to $47.01 per share, will expire between March 2, 2009 and August 22, 2017, and became or will become exercisable between March 31, 2000 and September 30, 2011.

(11)	The fees to General Jones include a $29,167 retainer for a partial year of service, $6,000 for attendance at three Board meetings and $3,000 for attendance at two meetings of the Investment Committee.

(12)	As of the end of the fiscal year, General Jones held options to buy 21,400 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between July 9, 2007 and December 14, 2007, at exercise prices between $18.23 to $23.71 per share, will expire between July 9, 2017 and December 14, 2017, and became or will become exercisable between March 1, 2008 and September 30, 2011.

(13)	The fees to Mr. Kasich include a $35,000 retainer, $8,000 for attendance at four Board meetings, $3,000 for attendance at two meetings of the Investment Committee $1,000 for attendance at one Board teleconference meeting and $1,000 for attendance (as committee chair) of one teleconference meeting of the Nominating Committee. Mr. Kasich deferred certain of his 2007 Director fees, as further described above.

(14)	As of the end of the fiscal year, Mr. Kasich held options to buy 52,986 common shares of the Company under the Invacare Corporation 1992 Non-Employee Directors Stock Option Plan, the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between March 1, 2001 and August 22, 2007, at exercise prices between $18.1875 to $47.01 per share, will expire between March 1, 2011 and August 22, 2017, and became or will become exercisable between March 31, 2002 and September 30, 2011.

(15)	The fees to Mr. Moore include a $35,000 retainer, $6,000 for attendance at three Board meetings, $750 for attendance at one teleconference meeting of the Nominating Committee, $4,500 for attendance at three meetings of the Audit Committee, $1,000 for attendance at one Board teleconference meeting and $2,250 for attendance at three teleconference meetings of the Audit.

(16)	As of the end of the fiscal year, Mr. Moore held options to buy 36,603 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between March 2, 1999 and August 22, 2007, at exercise prices between $16.3125 to $47.01 per share, will expire between March 2, 2009 and August 22, 2017, and became or will become exercisable between March 31, 2000 and September 30, 2011.

(17)	The fees to Mr. Weber include a $35,000 retainer, $8,000 for attendance at four Board meetings, $4,500 for attendance at three meetings of the Compensation, Management Development and Corporate Governance Committee, a $5,000 retainer as Chairman of the Audit Committee, $8,000 for attendance (as committee chair) at four meetings of the Audit Committee, $5,000 for attendance (as committee chair) at five teleconference meetings of the Audit Committee, $750 for attendance at a teleconference meeting of the Compensation Committee $1,000 for attendance at one Board teleconference meeting and $750 for attendance at a teleconference meeting of the Nominating Committee.

(18)	As of the end of the fiscal year, Mr. Weber held options to buy 32,241 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between March 2, 1999 and December 14, 2007, at exercise prices between $18.95 to $47.01 per share, will expire between March 2, 2009 and December 14, 2017, and became or will become exercisable between March 31, 2000 and September 30, 2011.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about our common shares that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including the Invacare Corporation 2003 Performance Plan, the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 1992 Non-Employee Directors Stock Option Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,732,965		$30.02	1,354,431	(1)
Equity compensation plans not approved by security holders	11,689	(2)	—	—

Total	4,744,654		$30.02	1,354,431

(1)	Represents shares available under the Invacare Corporation 2003 Performance Plan. The Invacare Corporation 2003 Performance Plan allows for the granting of no more than 300,000 shares at an exercise price of zero and no more than 200,000 shares at an exercise price of not less than 75% of the market value on the date the option is granted. All other option grants must be made at not less than the market value on the date the option is granted.

(2)	Represents phantom share units in the 401(k) Plus Plan and the DC Plus Plan.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote based on their best judgment on any other matters unless instructed to do otherwise.

Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by Invacare in connection with its annual meeting of shareholders to be held in 2009 must do so no later than December 10, 2008. To be eligible for inclusion in our 2009 proxy material, proposals must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.

Unless we receive a notice of a shareholder proposal to be brought before the 2009 annual meeting by February 23, 2009, then Invacare may vote all proxies in its discretion with respect to any shareholder proposal properly brought before such annual meeting.

Upon the receipt of a written request from any shareholder, Invacare will mail, at no charge to the shareholder, a copy of Invacare’s 2007 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission, for Invacare’s most recent fiscal year. Written requests for any Reports should be directed to:

Shareholder Relations Department

Invacare Corporation

One Invacare Way, P.O. Box 4028

Elyria, Ohio 44036-2125

You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the annual meeting.

By Order of the Board of Directors,

DALE C. LAPORTE

Secretary

Appendix A

Proposed Amendment To The Company’s Amended and Restated Articles Of Incorporation

Article VI of the Amended and Restated Articles of Incorporation of the Company, as amended, is proposed to be amended as follows:

~~(a)~~ Notwithstanding any provisions of the laws of the State of Ohio now or hereafter in force requiring, for any purpose, the vote of the holders of shares entitling them to exercise two-thirds or any other proportion (but less than all) of the voting power of the Corporation or of any class or classes of shares thereof ~~and subject to the provisions of Article VI (b) hereof~~, such action (unless otherwise expressly prohibited by statute) may be taken by a vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

~~(b) If a shareholder vote is required by law, then except as provided in the last paragraph of this Article VI (b) the affirmative vote of the holders of shares entitling them to exercise at least two-thirds of the voting power of the Corporation, given in person or by proxy at a meeting called for the purpose, shall be necessary:~~

~~(i) to approve the lease, sale, exchange, transfer or other disposition by the Corporation of all, or substantially all, of its assets or business to a Related Person (as hereinafter defined), an affiliate of a Related Person or an associated person of a Related Person; or the lease, sale, exchange, transfer or other disposition to the Corporation or a subsidiary of the Corporation of all, or substantially all, of the assets of a Related Person, an affiliate of a Related Person or an associated person of a Related Person: or the consolidation of the Corporation with or its merger into a Related Person, an affiliate of a Related Person or an associated person of a Related Person; or the merger into the Corporation or a subsidiary of the Corporation of a Related Person, an affiliate of a Related Person or an associated person of a Related Person; or a combination or a majority share acquisition in which the Corporation is the acquiring corporation and its voting shares are issued or transferred to a Related Person, an affiliate of a Related Person, shareholders of a Related Person or an associated person;~~

~~(ii) to approve any agreement, contract or other arrangement with a Related Person or an affiliate of a Related Person or an associated person of a Related Person providing for any of the transactions described in subparagraph (i) above;~~

~~(iii) to adopt any amendment of the Amended and Restated Articles of Incorporation of the Corporation which changes the provisions of this Article VI (b ).~~

~~For the purpose of this Article VI (b), a “Related Person” in respect of a given transaction shall be any person, partnership, corporation or firm which, together with its affiliates and associated persons, owns of record or beneficially, directly or indirectly, ten percent (10%) or more of the shares of any outstanding class of shares of the Corporation entitled to vote upon such transaction, as of the record date used to determine the shareholders of the Corporation entitled to vote upon such transactions; and “affiliate” of a Related Person shall be any person, individual, joint venture, trust, partnership or corporation which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Related Person; and “associated person” of a Related Person shall be any officer or Director or any beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity security of such Related Person or any of its affiliates; and the terms “persons,” “combinations,” “majority share acquisition” and “acquiring corporation” shall have the same meaning as that contained in Section 1701.01 of the Ohio General Corporation Law or any similar provision hereafter Mooted. The determination of the Board of Directors of the Corporation, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether any person, partnership, corporation or firm is a Related Person or affiliate or associated person as defined in this Article VI (b).~~

A-1

~~The provisions of this Article VI(b) shall not apply to any proposal submitted to shareholders if (i) such proposal has been approved and recommended by written resolution of the Board of Directors of the Corporation adopted prior to the acquisition of the ten percent (10%) interest in shares of the Corporation, as aforesaid, by the Related Person or its affiliates or associated persons, and (ii) the terms of any inducements made to officers or Directors of the Corporation, if any, which are not made available to an shareholders have been disclosed to all shareholders.~~

* * * * *

A-2

Appendix B

INVACARE CORPORATION

PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES

Annual Meeting of Shareholders — May 22, 2008

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints GERALD B. BLOUCH and DALE C. LAPORTE, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION (the “Company”), which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 22, 2008 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy on the reverse side.

Dated:	, 2008

Signature

(Signature if held jointly)

Your signature to the Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

Please date, sign and return promptly in the accompanying envelope.

B-1

This proxy, when properly executed, will be voted with the understanding that if no directions are given below, said shares will be voted “FOR” the election of the four directors nominated by the Board of Directors, “FOR” Proposals 2 and 3 and “AGAINST” Proposals 4 and 5. If any other matters properly come before the meeting, the persons named in this proxy will vote the shares represented by this proxy in their discretion.

A.	Company Proposals			B.	Shareholder Proposals

The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3				The Board of Directors recommends a vote AGAINST Proposals 4 and 5

1.	Election of Directors					For	Against	Abstain

☐	For all nominees listed (except as marked to the contrary below)	☐	Withhold vote for all nominees listed	4.	Declassify Board of Directors.	☐	☐	☐

	Michael F. Delaney		C. Martin Harris, M.D.	5.	Majority voting for Directors.	☐	☐	☐
	Bernadine P. Healy, M.D.		A. Malachi Mixon, III

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the following line.)

2. Approve and adopt an amendment to the Company’s Articles of Incorporation to eliminate certain super majority voting requirements.	For ☐	Against ☐	Abstain ☐

3. Ratify appointment of Ernst & Young LLP as the Company’s independent auditors.	For ☐	Against ☐	Abstain ☐

(Continued and to be signed on other side)

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Appendix C

INVACARE CORPORATION

COMMON SHARES AND CLASS B COMMON SHARES

VOTING INSTRUCTION CARD

Annual Meeting of Shareholders — May 22, 2008

This Card is solicited on behalf of the trustees of the

Invacare Retirement Savings Plan

The undersigned hereby instructs the trustees of the Invacare Retirement Savings Plan to vote the Common Shares and Class B Common Shares of INVACARE CORPORATION (the “Company”) which the undersigned is entitled to vote as a participant in an employee benefit plan which may be funded by the Invacare Retirement Savings Plan at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 22, 2008 at 10:00 A.M. (EDT) and at any adjournments thereof. The undersigned authorizes and directs the trustees of the Invacare Retirement Savings Plan to vote all the Common Shares and Class B Common Shares of the Company represented by this Card on the reverse side.

Dated:	, 2008

Signature

(Signature if held jointly)

Your signature to the Instruction Card form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

Please date, sign and return promptly in the accompanying envelope.

C-1

This voting instruction card, when properly executed, will be voted with the understanding that if no directions are given below, said shares will be voted “FOR” the election of the four directors nominated by the Board of Directors, “FOR” Proposals 2 and 3 and “AGAINST” Proposals 4 and 5. If any other matters properly come before the meeting, the undersigned authorizes the trustees of the Invacare Retirement Savings Plan to vote the shares represented by this card in their discretion.

A.	Company Proposals			B. Shareholder Proposals

The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3				The Board of Directors recommends a vote AGAINST Proposals 4 and 5

1.	Election of Directors					For	Against	Abstain

☐	For all nominees listed (except as marked to the contrary below)	☐	Withhold vote for all nominees listed	4.	Declassify Board of Directors.	☐	☐	☐

	Michael F. Delaney		C. Martin Harris, M.D.	5.	Majority voting for Directors.	☐	☐	☐
	Bernadine P. Healy, M.D.		A. Malachi Mixon, III

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the following line.)

2. Approve and adopt an amendment to the Company’s Articles of Incorporation to eliminate certain super majority voting requirements.	For ☐	Against ☐	Abstain ☐

3. Ratify appointment of Ernst & Young LLP as the Company’s independent auditors.	For ☐	Against ☐	Abstain ☐

(Continued and to be signed on other side)

C-2